As filed with the Securities and Exchange Commission on September 16, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYOKARDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	44-5500552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

333 Allerton Ave.

South San Francisco, California 94080

(650) 741-0900

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Tassos Gianakakos

President and Chief Executive Officer

MyoKardia, Inc.

333 Allerton Ave.

South San Francisco, California 94080

(650) 741-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Maggie L. Wong, Esq. Goodwin Procter LLP Three Embarcadero Center, 24th Floor San Francisco, California 94111 (415) 733-6000	Tassos Gianakakos President and Chief Executive Officer MyoKardia, Inc. 333 Allerton Ave. South San Francisco, California 94080 (650) 741-0900	B. Shayne Kennedy, Esq. Brian J. Cuneo, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94205 (650) 328-4600

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	$74,750,000	$7,527.33

(1)	Includes the offering price of shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 16, 2016

PRELIMINARY PROSPECTUS

                 Shares

Common Stock

MyoKardia, Inc. is offering                  shares of common stock. Our common stock is listed on The NASDAQ Global Select Market under the symbol “MYOK.” The closing price of our common stock on The NASDAQ Global Select Market on September 14, 2016, was $20.08 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, before expenses, to MyoKardia, Inc.
Per Share	$	$	$
Total	$	$	$

(1)	The underwriters will receive compensation in addition to underwriting discounts and commissions. See “Underwriting” beginning on page 85 for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to             additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about                 , 2016.

Credit Suisse	Cowen and Company	BMO Capital Markets

The date of this prospectus is                     , 2016

Prospectus

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since the respective dates of such information.

For investors outside of the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere and incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the section titled “Risk Factors” and the information in our filings with the U.S. Securities and Exchange Commission, or the SEC, incorporated by reference in this prospectus. Unless the context suggests otherwise, all references to “us,” “our,” “MyoKardia,” “we,” the “Company” and similar designations refer to MyoKardia, Inc. and, where appropriate, our subsidiary.

MyoKardia, Inc.

Our Company

We are a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and neglected rare cardiovascular diseases. Our initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. We have used our precision medicine platform to generate a robust pipeline of therapeutic programs for the chronic treatment of the two most common forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. We have generated several proprietary, orally administered small molecules to address a variety of biomechanical defects that cause disruptions in heart muscle contraction. By correcting the underlying biomechanical defects, we believe our targeted therapies can correct or offset the downstream disruption in cardiac muscle function that drives disease progression.

Our lead product candidate, MYK-461, is designed to reduce excessive cardiac muscle contractility leading to HCM. In September 2016, we began to initiate clinical sites to begin screening for patients in a Phase 2 clinical trial of MYK-461, which we refer to as our PIONEER-HCM trial. In three Phase 1 clinical trials, we have observed favorable tolerability of single and multiple doses of MYK-461 in both healthy volunteers and HCM patients. Across the same group of trial subjects, we have demonstrated proof of mechanism, or the ability of MYK-461 to reduce cardiac muscle contraction, an important biomarker of disease. Additionally, we generated preliminary evidence in two patients with obstructive HCM that leads us to believe that MYK-461 has the potential to be effective in reducing obstruction of the left ventricular outflow tract, or LVOT. In 2016, MYK-461 was granted Orphan Drug Designation by the FDA for the treatment of symptomatic, obstructive HCM. We believe that if approved, MYK-461 would be the first targeted therapy to treat an underlying biomechanical defect leading to HCM. Our second product candidate, MYK-491, is designed to treat genetic DCM by restoring normal contractility in the diseased DCM heart. We are currently performing IND enabling studies of MYK-491 and intend to initiate a Phase 1 clinical trial in the first half of 2017. In preclinical animal models, MYK-491 has been shown in separate experiments to improve cardiac muscle contractility and to improve stroke volume accompanied by a balanced decrease in heart rate. We believe that if approved, MYK-491 would be the first targeted therapy to treat an underlying biomechanical defect leading to DCM. Additionally, we have two discovery programs, HCM-2 and LUS-1. HCM-2 is intended to reduce cardiac muscle contractility to normal levels in HCM patients through a different mechanism than that of MYK-461. LUS-1 is intended to counteract a muscle disruption that results in impaired relaxation of the heart, a biomechanical defect found in specific HCM and genetic DCM patient subgroups, as well as in other less common heritable cardiomyopathies.

We have formed a strategic collaboration with Sanofi S.A., or Sanofi, to help fund a portion of our research and development expenses while leveraging Sanofi’s cardiovascular and rare disease expertise in exchange for certain program and product rights, pursuant to a license and collaboration agreement we entered into in August 2014 with Aventis Inc., a wholly-owned subsidiary of Sanofi, which we refer to as the Collaboration Agreement.

In the United States, we retain the right to commercialize MYK-461 and HCM-2 as well as co-promotion rights for MYK-491. Additionally, we are entitled to receive tiered royalties in the mid-single digits to the mid-teens on net sales of certain HCM and DCM products outside the United States and on net sales of certain DCM products in the United States. We retain all rights to our LUS-1 program and our future programs.

Risks Associated with Our Business

Our business is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors” in this prospectus. These risks include, among others:

•	We are a very early-stage company with a limited operating history, have incurred significant losses since our inception, and we anticipate that we will continue to incur significant losses for the foreseeable future and may never generate any revenue from product sales or be profitable;

•	Our precision medicine approach to the discovery and development of drugs for heritable cardiomyopathies is novel and may never lead to marketable products;

•	We are heavily dependent upon the success of MYK-461, which is in the early stages of clinical development, and all of our other programs are in discovery or preclinical development;

•	Preclinical and clinical drug development involves a lengthy and expensive process with an uncertain outcome, and we may never obtain regulatory approval for any product candidates;

•	We are substantially dependent on our collaboration agreement with Sanofi, and if this collaboration is unsuccessful or is terminated, for which Sanofi must make a decision as to whether to continue the collaboration prior to December 31, 2016, we will not receive additional funding from this relationship and may not be able to successfully commercialize certain product candidates, including MYK-461;

•	If we are unable to obtain and maintain sufficient intellectual property protection for our product candidates or our platform technology, we may not be able to compete effectively;

•	Even if this offering is successful, we will need to raise additional funding before we can expect to complete the development of any of our product candidates or generate any revenue from product sales; and

•	Our success depends in part upon our ability to retain our key employees, consultants and advisors and to attract, retain and motivate other qualified personnel.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we have elected to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years from our initial public offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Also, we have irrevocably elected to “opt out” of the exemption for the delayed adoption of certain accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate History and Information

We were incorporated under the laws of the State of Delaware in June 2012. Our principal executive office is located at 333 Allerton Ave., South San Francisco, California 94080, and our telephone number is (650) 741-0900. Our website address is www.myokardia.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

THE OFFERING

Common stock offered by us	shares of common stock

Common stock to be outstanding after this offering	shares based on an assumed public offering price of $ per share, the closing price of our common stock on The NASDAQ Global Select Market on September , 2016.

Underwriters’ option	We have granted the underwriters an option to purchase a maximum of additional shares of common stock from us. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of Proceeds	We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of approximately $ million, or $ million if the underwriters fully exercise their option to purchase additional shares, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering and our existing cash and cash equivalents to continue the advancement of our MYK-461 clinical development program, the progression of MYK-491 through clinical proof-of-concept and the research and development of our other earlier stage programs, as well as for working capital and general corporate purposes. See “Use of Proceeds” for additional information.

Risk Factors	You should read carefully “Risk Factors” beginning on page 7 and other information included in, or incorporated by reference into, this prospectus for a discussion of factors that you should consider before deciding to invest in shares of our common stock.

NASDAQ Global Select Market Symbol	MYOK

The number of shares of common stock to be outstanding after this offering is based on 27,012,201 shares of common stock outstanding as of June 30, 2016, assumes the sale of                  shares of common stock in this offering and excludes:

•	2,044,636 shares of common stock issuable upon exercise of outstanding options as of June 30, 2016 at a weighted average exercise price of $4.96 per share;

•	34,000 shares of common stock issuable upon exercise of options granted subsequent to June 30, 2016 at a weighted-average exercise price of $16.38 per share;

•	837,066 shares of common stock reserved for future issuance under our 2015 Stock Option and Incentive Plan, or the 2015 Plan, as of June 30, 2016; and

•	229,971 shares of common stock reserved for future issuance under our 2015 Employee Stock Purchase Plan, or the 2015 ESPP, as of June 30, 2016.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase a maximum of                  additional shares of our common stock from us in this offering at the public offering price.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present summary consolidated financial data for our business. We derived the following financial statements of operations data for the years ended December 31, 2014 and 2015 from our audited financial statements. We derived the following consolidated statements of operations data for the six months ended June 30, 2015 and 2016 and the consolidated balance sheet data as of June 30, 2016 from our unaudited interim consolidated financial statements. The unaudited interim consolidated financial statements were prepared on a basis consistent with our audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for the fair statement of the financial information set forth in those statements. You should read this summary financial data together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and our financial statements and related notes included therein, each of which is incorporated by reference in this prospectus. Our historical results are not necessarily indicative of our future results and interim results are not necessarily indicative of results to be expected for the full year or any other period.

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Collaboration and license revenue	$5,916	$14,199	$7,099	$7,099
Operating expenses
Research and development	18,296	28,393	13,345	17,409
General and administrative	4,838	9,019	3,661	7,916

Total operating expenses	23,134	37,412	17,006	25,325

Loss from operations	(17,218)	(23,213)	(9,907)	(18,226)

Interest and other income, net	2	(47)	18	46
Change in fair value of redeemable convertible preferred stock call option liability	387	314	314	—

Net loss and comprehensive loss	(16,829)	(22,946)	(9,575)	(18,180)
Cumulative dividend relating to redeemable convertible preferred stock	(2,864)	(5,151)	(2,630)	—
Accretion of redeemable convertible preferred stock to redemption value	(158)	(98)	(62)	—

Net loss attributable to common stockholders	$(19,851)	$(28,195)	$(12,267)	$(18,180)

Net loss per share attributable to common stockholders, basic and diluted(1)	$(11.30)	$(4.48)	$(5.24)	$(0.69)

Weighted-average number of common shares used to compute net loss per share, basic and diluted(1)	1,756,900	6,292,800	2,342,787	26,284,630

(1)	See Note 9 to our audited consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, respectively, for an explanation of the calculations of our basic and diluted net loss per share attributable to common stockholders and the weighted-average number of shares used in the computation of the per share amounts.

	As of June 30, 2016
	Actual	As Adjusted(1)(2)
		(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$87,615	$
Working capital	74,410
Total assets	91,900
Additional paid-in capital	159,918
Accumulated deficit	(82,865)
Total stockholders’ equity	77,056

(1)	The as adjusted column reflects the sale by us of shares of our common stock in this offering at an assumed public offering price of $ per share, which was the last reported sale price of our common stock on The NASDAQ Global Select Market on September , 2016 after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	Each increase (decrease) of $1.00 in the assumed public offering price of $ per share, which was the last reported sale price of our common stock on The NASDAQ Global Select Market on September , 2016, would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us. We may also increase or decrease the aggregate number of shares we are offering. A 1,000,000 increase (decrease) in the number of shares offered by us would increase (decrease) the as-adjusted amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $ million, assuming that the assumed public offering price per share, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as-adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the following risks, together with all the other information included and incorporated by reference in this prospectus, including our financial statements and notes thereto, before you invest in our common stock. If any of the following risks actually materializes, our operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Limited Operating History, Financial Condition and Capital Requirements

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a very early-stage company. We were incorporated and commenced operations in June 2012. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, developing our technology, creating and expanding on our precision medicine platform, identifying potential product candidates, undertaking preclinical studies for our programs and commencing and conducting Phase 1 clinical trials for our most advanced product candidate, MYK-461. We have not yet demonstrated our ability to successfully complete the clinical development of a product candidate, including the completion of any clinical trials designed to show the efficacy of a product candidate, obtain marketing approvals, manufacture a commercial scale medicine, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Typically, it takes many years to develop a new medicine from the time it is discovered to when it is available for treating patients. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition from a company with a research focus to a company capable of supporting larger scale clinical development and commercial activities. If we are not successful in such a transition, our business, results and financial condition will be harmed.

We have a history of significant losses and may not achieve or sustain profitability and, as a result, you may lose all or part of your investment.

Our lead product candidate, MYK-461, is in the early stages of clinical testing and we must conduct significant additional clinical trials before we can seek the regulatory approvals necessary to begin commercial sales of MYK-461 or any other product candidates we may develop. We have incurred operating losses in each year since our inception due to costs incurred in connection with our research and development activities and general and administrative costs associated with our operations. Our net loss for the years ended December 31, 2014 and 2015 was $16.8 million and $22.9 million, respectively. As of June 30, 2016, we had an accumulated deficit of $82.9 million. We expect to incur increasing losses for several years as we continue our research activities and conduct development of, and seek regulatory approvals for, our initial product candidates, and commercialize any approved drugs. If our product candidates fail in clinical trials or do not gain regulatory approval, or if our product candidates do not achieve market acceptance, we will not be profitable. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, you could lose all or part of your investment.

We have never generated any revenue from product sales and may never be profitable.

Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaborators, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, our product candidates. We do not anticipate generating revenues from product sales for the foreseeable future, if ever. Our ability to generate future revenue from product sales depends heavily on our success in:

•	completing research and preclinical and clinical development of our product candidates;

•	seeking and obtaining regulatory approvals to market product candidates for which we complete clinical trials;

•	developing a sustainable, scalable, reproducible and transferable manufacturing process for our product candidates;

•	establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate (in amount and quality) products and services to support clinical development and the market demand, if any, for our product candidates, if approved;

•	launching and commercializing product candidates for which we obtain regulatory approval, either through a collaboration or, if launched independently, by establishing a sales force, marketing and distribution infrastructure;

•	obtaining market acceptance of our product candidates and the use of precision medicine as a viable treatment option for cardiovascular diseases;

•	addressing any competing technological and market developments;

•	implementing additional internal systems and infrastructure, as needed;

•	identifying and validating new product candidates from our platform;

•	maintaining our existing collaboration agreement with Sanofi and negotiating favorable terms in any new collaboration, licensing or other arrangements into which we may enter;

•	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how; and

•	attracting, hiring and retaining qualified personnel who are suitable to our culture and mission.

Even if one or more of the product candidates that we are developing is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond our expectations if we are required by the U.S. Food and Drug Administration (the “FDA”), the European Medicines Agency (the “EMA”) or other regulatory agencies, domestic or foreign, to perform clinical trials and other studies in addition to those that we currently anticipate. Even if we are able to generate revenues from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

Even if this offering is successful, we will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We are currently advancing MYK-461, our lead product candidate, through clinical development, and conducting preclinical discovery and development activities in our other programs, including Investigational New Drug (IND)-enabling studies for MYK-491, our development candidate in DCM. Drug development is expensive, and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance our product candidates in clinical trials.

As of June 30, 2016, our cash and cash equivalents were $87.6 million. We intend to use our cash and cash equivalents, together with the proceeds from this offering, to fund the clinical development of MYK-461 through the completion of Phase 2 clinical trials, the advancement of MYK-491 through preclinical development to the filing of an IND, our ongoing preclinical, discovery and research programs and the expansion of our platform, as well as for working capital and general corporate purposes. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, MYK-461 and our other product candidates. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Our funding requirements and the timing of our need for additional capital are subject to change based on a number of factors, including:

•	the rate of progress and the cost of our ongoing and planned clinical trials of MYK-461 and any future clinical trials of MYK-491;

•	whether Sanofi determines to terminate or continue with our collaboration, which decision will come prior to December 31, 2016, and, as a result, whether we will receive any additional funding pursuant to the Collaboration Agreement and timing thereof;

•	the number of product candidates that we intend to develop using our precision medicine platform;

•	the costs of research and preclinical studies, including our IND-enabling studies for MYK-491, to support the advancement of additional product candidates into clinical development;

•	the timing of, and costs involved in, seeking and obtaining approvals from the FDA and comparable foreign regulatory authorities, including the potential by the FDA or comparable regulatory authorities to require that we perform more studies than those that we current expect;

•	the costs of preparing to manufacture MYK-461 on a larger scale, and to manufacture MYK-491 for clinical development;

•	the costs of commercialization activities if MYK-461 or any future product candidate is approved, including the formation of a sales force;

•	the degree and rate of market acceptance of any products launched by us or our partners;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	our need and ability to hire additional personnel;

•	our ability to enter into additional collaboration, licensing, commercialization or other arrangements and the terms and timing of such arrangements; and

•	the emergence of competing technologies or other adverse market developments.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at a different stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially and adversely affect our business, financial condition and results of operations.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the U.S.

We prepare our financial statements in conformity with accounting principles generally accepted in the U.S. These accounting principles are subject to interpretation by the Financial Accounting Standards Board (“FASB”) and the Securities and Exchange Commission. A change in these policies or interpretations could have a significant effect on our reported financial results, may retroactively affect previously reported results, could cause unexpected financial reporting fluctuations, and may require us to make costly changes to our operational processes and accounting systems. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers which supersedes nearly all existing U.S. GAAP revenue recognition guidance. The new standard and its amendments will be effective for our fiscal year 2018 with early adoption permitted for our fiscal year 2017. Although we are currently in the process of evaluating the impact of ASU 2014-09 on our consolidated financial statements, it could change the way we account for certain of our revenue transactions. Thus, adoption of the standard could have a significant impact on our financial statements and may retroactively affect the accounting treatment of transactions completed before adoption. See “Note 2—Summary of Significant Accounting Policies” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 incorporated by reference herein for additional discussion of the accounting changes.

Risks Related to Our Precision Medicine Platform and the Discovery and Development of Our Product Candidates

The precision medicine approach we are taking to discover and develop drugs for heritable cardiovascular diseases is novel and may never lead to marketable products.

We have concentrated our therapeutic product research and development efforts on the application of precision medicine to the treatment of heritable cardiovascular diseases, and our future success depends on the successful development of products based on our precision medicine platform and the continued development of this platform. We believe we are the first company to apply precision medicine to the treatment of cardiovascular disease, and neither we nor any other company has received regulatory approval to market therapeutics specifically targeting any form of heritable cardiomyopathy. The scientific discoveries that form the basis for our efforts to discover and develop product candidates are novel, and the scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. If we do not successfully develop and commercialize product candidates based upon our technological approach, we will not become profitable and the value of our common stock may decline.

Further, our focus solely on precision medicine for the development of drugs for heritable cardiomyopathies as opposed to multiple, more proven technologies for drug development increases the risks associated with the ownership of our common stock. If we are not successful in developing any product candidates using our precision medicine platform, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy, which would materially and adversely affect our business, financial condition and results of operations.

We depend heavily on the success of MYK-461, our lead product candidate. Other than MYK-461, all of our other programs are in discovery or preclinical development. Preclinical testing and clinical trials of our product candidates may not be successful. If we are unable to commercialize our product candidates or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our efforts and financial resources in the identification of our lead product candidate, MYK-461, for the treatment of HCM. We are currently evaluating MYK-461 in early-stage clinical trials for HCM, and, if MYK-461 fails to demonstrate safety or efficacy to the satisfaction of the FDA or other comparable regulatory authorities, we will need to identify and rely on other product candidates or target indications, or both, for clinical development. All of our other programs are still in discovery or preclinical development. Our ability to generate revenue from product sales, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of MYK-461 or other product candidates that we may identify from our precision medicine platform.

The success of MYK-461 and any other product candidates that we discover and develop will depend on many factors, including the following:

•	timely and successful initiation, enrollment in, and completion of, clinical trials, including our planned Phase 2 clinical trial of MYK-461 in HCM;

•	receipt of marketing approvals from applicable regulatory authorities;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and non-patent exclusivity for our medicines;

•	launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	acceptance of our products, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies;

•	a continued acceptable safety profile of our products following approval;

•	enforcing and defending intellectual property rights and claims; and

•	achieving desirable medicinal properties for the intended indications.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business.

Preclinical and clinical drug development involves a lengthy and expensive process with an uncertain outcome, and observations and results from earlier studies and trials may not be applicable or predictive in future clinical trials.

Preclinical and clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the preclinical development or clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. For example, although our preclinical observations and initial data from our Phase 1 clinical trials of MYK-461 support our hypothesis that MYK-461 has the potential to reduce cardiac muscle contractility and our belief that such data have demonstrated clinical proof of mechanism in both HCM patients and healthy volunteers, we have not completed clinical trials of MYK-461 in larger populations. In addition, our precision medicine platform is based on a translational medicine approach. Translational medicine, or the application of basic scientific findings to develop therapeutics that promote human health, is subject to a number of inherent risks. In particular, scientific hypotheses formed from preclinical or early clinical observations may prove to be incorrect, and the data generated in animal models or observed in limited patient populations may be of limited value, and may not be applicable in clinical trials conducted under the controlled conditions required by applicable regulatory requirements and our protocols. For example, although MYK-461 has been observed to reduce cardiac contractility as measured by certain established biomarkers in our first Phase 1 clinical trial in healthy volunteers, the predictive value of these biomarkers in HCM patients may prove to be less than anticipated in subsequent, larger clinical trials. The initial clinical data from our Phase 1 clinical trials of MYK-461 are preliminary in nature, based on limited doses and a small sample size, and the clinical development of MYK-461 is not complete. Early positive data may not be repeated or observed in ongoing or future trials involving our product candidates. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. There is a high failure rate for drugs and biologics proceeding through clinical trials, particularly in the field of cardiovascular medicine. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies, and any such setbacks in our clinical development could have a material adverse effect on our business and operating results.

We may encounter substantial delays in our clinical trials or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, time-consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. We may experience delays in our ongoing clinical trials and we do not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Additionally, although we believe that our precision medicine approach should eliminate the need for MYK-461 to undergo the large outcomes-based studies that are often required for cardiovascular drugs as a condition to regulatory approval by the FDA or other regulatory authorities, regulatory authorities may nevertheless require us to conduct additional trials or generate additional data, including potential trials studying the interaction of our product candidates with other therapeutics commonly administered in the patient populations we are seeking to treat, which would increase the time and cost of our clinical development process. For example, our Phase 2 PIONEER-HCM trial of MYK-461 in HCM patients is designed to enroll 10 patients and to evaluate change in LVOT gradient as a primary endpoint; however, we will need to conduct larger clinical trials, and the FDA may subsequently require us to evaluate a larger number of patients than we presently anticipate, or to assess other endpoints, in order to support regulatory approval.

Clinical trials can be delayed for a variety of reasons, including:

•	delays in reaching a consensus with regulatory agencies on trial design;

•	delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	delays in obtaining required Institutional Review Board (“IRB”) approval at each clinical trial site;

•	delays in recruiting and enrolling suitable patients to participate in our clinical trials;

•	imposition of a clinical hold by regulatory agencies, after an inspection of our clinical trial operations or trial sites;

•	failure by our CROs, other third parties or us to adhere to clinical trial requirements;

•	failure by us or our CROs or other third-party contractors to perform clinical trials in accordance with the FDA’s good clinical practice (“GCP”) requirements or applicable regulatory guidelines in other countries;

•	delays in the testing, validation, manufacturing and delivery of our product candidates to the clinical sites;

•	delays in having patients complete participation in a study or return for post-treatment follow-up;

•	clinical trial sites deviating from a trial protocol or dropping out of a trial;

•	clinical trial subjects failing to comply with the trial regimen or dropping out of a trial;

•	adding new clinical trial sites;

•	failure to manufacture or supply sufficient quantities of product candidates for use in clinical trials;

•	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits; or

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, or suspension or termination is recommended by the Data Safety Monitoring Board (“DSMB”) for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or other regulatory authority. The FDA or other regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional studies to bridge our modified product candidates to earlier versions. Clinical trial delays could also shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

If the results of our clinical trials are inconclusive or if there are safety concerns or adverse events associated with our product candidates, we may:

•	be delayed in obtaining marketing approval for our product candidates, if at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to changes in the way the product is administered;

•	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

•	have regulatory authorities withdraw their approval of the product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy (“REMS”);

•	be subject to the addition of labeling statements, such as warnings or contraindications;

•	be sued; or

•	experience damage to our reputation.

We may find it difficult to enroll patients in our clinical trials, which could delay or prevent clinical trials of our product candidates.

Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing to commence and complete our clinical trials depends on the speed at which we can recruit patients to participate in testing our product candidates. If patients are unwilling to participate in our clinical trials because of a lack of familiarity with our approach to the treatment of cardiovascular diseases, negative publicity from adverse events in biotechnology or the fields of precision medicine or cardiovascular disease or for other reasons, including competitive clinical trials for similar patient populations, our timelines for recruiting patients, conducting clinical trials and obtaining regulatory approval of potential products may be delayed. These delays could result in increased costs, delays in advancing our product development, delays in testing the effectiveness of our technology or termination of our clinical trials altogether.

We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics to achieve diversity in a study, to complete our clinical trials in a timely manner. Patient enrollment is affected by factors including:

•	severity of the disease under investigation;

•	design of the clinical trial protocol;

•	size and nature of the patient population;

•	eligibility criteria for the clinical trial in question;

•	perceived risks and benefits of the product candidate under study in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•	proximity and availability of clinical trial sites for prospective patients;

•	availability of competing therapies and clinical trials;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians; and

•	ability to monitor patients adequately during and after treatment.

In particular, each of the conditions in which we plan to evaluate our current product candidates is a rare genetic disorder with limited patient pools from which to draw for clinical trials. To date, the HCM and DCM patient populations have not been extensively evaluated in clinical trials. As a result, enrollment in our planned clinical trials is difficult to predict and may take longer or cost more than we anticipate.

We plan to seek initial marketing approval in the United States. We may not be able to initiate or continue clinical trials if we cannot enroll a sufficient number of eligible patients to participate in the clinical trials required by the FDA or other regulatory agencies. Our ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

•	difficulty in establishing or managing relationships with CROs and physicians;

•	different standards for the conduct of clinical trials;

•	our inability to locate qualified local consultants, physicians and partners; and

•	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatment.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business.

We may not be successful in our efforts to identify or discover potential product candidates.

The success of our business depends primarily upon our ability to identify, develop and commercialize therapeutics for the treatment of genetic cardiovascular diseases based on our precision medicine approach. A key element of our strategy is to use our precision medicine platform to identify and study compounds that can be used to correct or offset the abnormal contraction caused by HCM and DCM. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

•	the research methodology used may not be successful in identifying appropriate biomarkers or potential product candidates;

•	our initial hypotheses based on our preclinical or early clinical observations may not be supported by later clinical results;

•	potential product candidates may, on further study, be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval; or

•	research programs to identify new product candidates require substantial technical, financial and human resources. We may choose to focus our efforts and resources on a potential product candidate that ultimately proves to be unsuccessful.

If we are unable to identify suitable compounds for preclinical and clinical development, we may be forced to abandon our development efforts for a research program or programs and we will not be able to obtain product revenues in future periods, which likely would result in significant harm to our financial position and adversely impact our stock price.

We may not be able to successfully use the Sarcomeric Human Cardiomyopathy Registry “SHaRe”, to identify or recruit patients for our clinical trials or to develop targeted precision therapeutics for the treatment of heritable cardiomyopathies.

We rely, and expect to continue to rely, on genetic and clinical data gathered through SHaRe to provide us with insight into risk profiles and disease progression in heritable cardiomyopathies. Although the body of information in SHaRe is growing, we may face challenges collecting additional data through SHaRe in the future for a variety of reasons, including:

•	insufficient funding to support the research necessary to generate patient data for SHaRe;

•	our failure to maintain existing relationships and establish new relationships with clinical investigators and research institutions whose activities support SHaRe and provide us with access patient data;

•	our failure to maintain or increase interest in SHaRe within our target patient communities; and

•	third parties may generate competing databases to which we do not have access.

Additionally, the predictive value of the information generated through SHaRe to date may be limited. Although we expect to use this data to define and identify patient subgroups most likely to respond to our product candidates, our initial hypotheses regarding this data may prove to be incorrect, or our patient selection strategies based on our analysis of this data may fail to yield suitable patients for evaluation in our clinical trials or suitable indications and product candidates for clinical development.

Any of our product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval, limit the scope of any approved label or market acceptance or result in other significant negative consequences following marketing approval, if any.

Adverse events or other unintended side effects or safety signals caused by our product candidates could cause us, IRBs or ethics committees, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval. For example, through additional studies, we may determine that although MYK-461 has been shown to be specific to striated muscle, which includes both skeletal and cardiac muscle, and selective for cardiac muscle, it may target myosin in skeletal muscle, which could result in unintended adverse effects. We have observed a number of adverse events in our clinical trials of MYK-461. In particular, we have observed at least one serious adverse event to date that occurred in the highest dose cohort of our single ascending dose Phase 1 clinical trial of MYK-461 in HCM patients, which was described as a transient episode of hypotension and asystole, due to a vasovagal reaction, or low blood pressure and a temporary loss of heartbeat due to a nervous system reflex. Results of our ongoing and planned trials could reveal a high and unacceptable severity and prevalence of these or other adverse events in subjects treated with MYK-461. Additionally, if the adverse events we have observed are deemed to be unacceptable or other unacceptable side effects or safety signals are observed in any ongoing or subsequent preclinical studies or clinical trials of our product candidates, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. Any adverse effects encountered in our preclinical studies or clinical trials, whether or not drug-related, could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Additionally, adverse effects may represent safety signals that could influence the benefit-risk assessment for further development or commercialization of a product candidate and may warrant further clinical or nonclinical investigation, consultation with health authorities, changes to product labeling or guidelines for its safe use, or other scientific or regulatory actions. Any of these occurrences may harm our business, financial condition and prospects significantly.

Further, if any of our future products, if and when approved for commercial sale, cause serious or unexpected adverse events, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution in the form of a REMS or provide a medication guide outlining the risks of such side effects for distribution to patients;

•	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

•	we may be required to change the way the product is administered or conduct additional clinical trials;

•	we could be sued and held liable for harm caused to patients; or

•	our reputation may suffer.

Any of these events could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our future products and impair our ability to generate revenues from the commercialization of these products.

Risks Related to Government Regulation

We currently do not have regulatory approval to market any of our product candidates. The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA, EMA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Our product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•	the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a New Drug Application (“NDA”) or other submission or to obtain regulatory approval in the United States or elsewhere;

•	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; or

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market MYK-461 or any other product candidate we may develop, which would significantly harm our business, results of operations and prospects.

In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Even if we complete the necessary preclinical studies and clinical trials, we cannot predict when or if we will obtain regulatory approval to commercialize a product candidate or the approval may be for a more limited indication than we expect.

We cannot commercialize a product until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if our product candidates demonstrate safety and efficacy in clinical trials, the regulatory agencies may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process. Regulatory agencies also may approve a treatment candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our treatment candidates. If we are unable to obtain regulatory approval for our product candidates for use in the treatment of heritable cardiomyopathies, our business may suffer.

Failure to obtain marketing approval in international jurisdictions would prevent our products from being marketed in such jurisdictions.

In order to market and sell our products in the European Union and many other jurisdictions, we or our third-party collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We or these third parties may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. However, the failure to obtain approval in one jurisdiction may negatively impact our ability to obtain approval in other jurisdictions. We may not be able to file for marketing approvals, and even if we do, we may not obtain necessary approvals to commercialize our medicines in any market.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any product candidate for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to extensive and ongoing regulatory requirements and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, Current Good Manufacturing Practice (“cGMP”) requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, and requirements regarding the distribution of samples to physicians and recordkeeping. For example, the holder of an approved NDA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the NDA. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP and adherence to commitments made in the NDA.

Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the medicine.

The FDA closely regulates the post-approval marketing and promotion of medicines to ensure that they are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we do not market our medicines for their approved indications, we may be subject to enforcement action for off-label marketing.

In addition, later discovery of previously unknown problems with our medicines, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in various negative consequences, including:

•	restrictions on the labeling, marketing or manufacturing of the product;

•	restrictions on distribution or use of the product;

•	requirements to conduct post-marketing clinical trials or holds on ongoing or planned clinical trials;

•	warning or untitled letters;

•	withdrawal of the medicines from the market;

•	refusal by the FDA or comparable foreign regulatory authorities to approve pending applications or supplements to approved applications that we submit;

•	mandatory or voluntary recalls;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of marketing approvals;

•	refusal to permit the import or export of our medicines;

•	product seizure or detention; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenues.

We may seek one or more special designations from regulatory authorities for our product candidates, including Breakthrough Therapy Designation, Fast Track Designation or Orphan Drug Designation. These designations may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek one or more special designations from regulatory authorities for our product candidates, including Breakthrough Therapy Designation, Fast Track Designation or Orphan Drug Designation.

A breakthrough therapy is defined as a product that is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically important endpoints, such as substantial treatment effects observed early in clinical development. For products that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Products designated as breakthrough therapies by the FDA can also be eligible for accelerated approval. If a product is intended for the treatment of a serious or life-threatening condition and the product demonstrates the potential to address unmet medical needs for this condition, the product sponsor may apply for Fast Track Designation.

The FDA has broad discretion whether or not to grant these designations, so even if we believe a particular product candidate is eligible for a particular designation, we cannot assure you that the FDA would decide to grant it. Accordingly, even if we believe one of our product candidates meets the criteria for a designation, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a particular designation for a product candidate may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that the products no longer meet the conditions for qualification and rescind the breakthrough designation. Further, the FDA may withdraw Fast Track Designation if it believes that the designation is no longer supported by data from a clinical development program.

Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, Orphan Drug Designation entitles a party to incentives such as tax advantages and user-fee waivers. In April 2016, the FDA granted Orphan Drug Designation for MYK-461 for use in the treatment of symptomatic obstructive HCM.

In addition, if a product that has Orphan Drug Designation subsequently receives the first approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which in the United States means that the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in limited circumstances. The exclusivity granted under any Orphan Drug Designations that we have received or may receive may not effectively protect the product candidate from competition. Although we have received Orphan Drug Designation from the FDA for MYK-461 for use in the treatment of symptomatic obstructive HCM, we may not be the first to obtain marketing approval of this drug for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve another drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior, in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. Any inability to secure or maintain Orphan Drug Designation or the exclusivity benefits of this designation would have an adverse impact on our ability to develop and commercialize our product candidates.

Risks Related to Our Reliance on Third Parties

We are substantially dependent upon our collaboration agreement with Sanofi for the development and eventual commercialization of MYK-461, MYK-491 and any product candidates from our HCM-2 program. If this collaboration is unsuccessful or is terminated, we may be unable to commercialize certain product candidates and we will not receive additional funding from this relationship.

We depend upon our license and collaboration agreement (the “Collaboration Agreement”) with Aventis Inc., a wholly-owned subsidiary of Sanofi S.A., for financial and scientific resources related to the clinical development and commercialization of product candidates under our MYK-461, MYK-491 and HCM-2 programs. While Sanofi has obligations to fund various research and development activities under the collaboration and with respect to the commercialization of product candidates in selected territories under certain programs under the Collaboration Agreement, our ability to receive funding from this relationship will depend upon the ability and willingness of Sanofi to successfully meet its responsibilities under our Collaboration Agreement and continue the collaboration. We may not receive some or all of the financial and scientific resources that we currently expect to receive under our Collaboration Agreement.

Our ability to generate additional funding from our Collaboration Agreement may be impaired by several factors including:

•	Sanofi may elect not to continue the term of our research collaboration beyond December 31, 2016;

•	Sanofi may shift its priorities and resources away from our programs due to a change in business strategies, or a merger, acquisition, sale or downsizing of its company or business unit;

•	Sanofi may cease development and commercialization activities in therapeutic areas which are the subject of our collaboration;

•	Sanofi may change the success criteria for a particular program or potential product candidate, thereby delaying or ceasing development of such program or candidate;

•	Sanofi may exercise its rights to terminate the collaboration; or

•	a dispute may arise between us and Sanofi concerning financial obligations or the research, development or commercialization of a program or product candidate, resulting in a delay in payments or termination of a program and possibly resulting in costly litigation or arbitration which may divert management attention and resources.

Specifically, with respect to termination, the initial term of the research program under our Collaboration Agreement with Sanofi is set to end on December 31, 2018. If, however, prior to December 31, 2016 Sanofi does not provide us with notice of its intent to continue the collaboration or if Sanofi provides notice of its intent to discontinue the collaboration, the research collaboration will terminate on December 31, 2016. Additionally, at any time after December 31, 2018, Sanofi may, upon prior written notice to us, terminate the Collaboration Agreement for convenience in its entirety or on a region-by-region or program-by-program basis with respect to selected regions or programs. The Collaboration Agreement is also subject to termination by either party upon a material breach by the other party, subject to a notice and cure period, or upon a bankruptcy, insolvency or similar event affecting the other party.

If our Collaboration Agreement with Sanofi is terminated, then, depending on the event:

•	the development of our product candidates subject to the Collaboration Agreement may be terminated or significantly delayed;

•	our cash expenditures could increase significantly if it is necessary for us to hire additional employees and allocate internal resources to the development and commercialization of product candidates that were previously funded, or expected to be funded, by Sanofi;

•	we would bear all of the risks and costs related to the further development and commercialization of product candidates that were previously the subject of the Collaboration Agreement;

•	in order to fund further development and commercialization, we may need to seek out and establish alternative strategic collaborations with third-party partners, which may not be possible; or

•	we may not be able to do so on terms which are acceptable to us, in which case it may be necessary for us to limit the size or scope of one or more of our programs or increase our expenditures and seek additional funding by other means.

Any of these events would have a material adverse effect on our results of operations and financial condition.

We expect to rely on third parties to conduct some or all aspects of our protocol development, research and preclinical and clinical testing, and these third parties may not perform satisfactorily.

We do not expect to independently conduct all aspects of our protocol development, research and preclinical and clinical testing. We currently rely, and expect to continue to rely, on third parties with respect to these items.

Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it could delay our product development activities. Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibility to ensure compliance with all required regulations and study protocols. For product candidates that we develop and commercialize on our own, we will remain responsible for ensuring that each of our IND-enabling studies and clinical trials are conducted in accordance with the study plan and protocols. We and our third-party contractors and CROs are required to comply with GCP regulations, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area (“EEA”), and comparable foreign regulatory authorities for all products in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our third-party contractors or CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials complies with GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated study plans and protocols, we will be delayed in completing, or may not be able to complete, the preclinical and clinical studies required to support future IND submissions and approval of our product candidates. Any of these events could lead to clinical study delays or failure to obtain regulatory approval, or impact our ability to successfully commercialize future products. Some of these events could be the basis for FDA action, including injunction, recall, seizure or total or partial suspension of production.

We contract with third parties for the manufacture of our product candidates for preclinical testing and expect to continue to do so for clinical trials and for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or medicines or that such supply will not be available to us at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not have any manufacturing facilities. We currently rely, and expect to continue to rely, on third-party manufacturers for the manufacture of our product candidates for preclinical and clinical testing and for the commercial supply of any of these product candidates for which we or our collaborators obtain marketing approval. To date, we have obtained materials for MYK-461 for our Phase 1 clinical trials from third-party manufacturers and intend to rely on third-party manufacturers for our Phase 2 clinical trial of MYK-461. We do not have a long term supply agreement with the third-party manufacturers, and we purchase our required drug supply on a purchase order basis. We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates ourselves, including:

•	the inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

•	reduced control as a result of using third-party manufacturers for all aspects of manufacturing activities;

•	reliance on the third party for regulatory compliance, quality assurance, and safety and pharmacovigilance reporting;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and

•	disruptions to the operations of our third-party manufacturers or suppliers caused by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier.

The facilities used by our contract manufacturers to manufacture any of our future products must be approved by the FDA pursuant to inspections that will be conducted after we submit an NDA to the FDA. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the cGMP regulation for manufacture of both active drug substances and finished drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Third-party manufacturers may not be able to comply with cGMP, regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or medicines, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our medicines and harm our business and results of operations.

Any products that we may develop may compete with our other product candidates and products and the products of third parties for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. We do not currently have arrangements in place for a redundant supply of bulk drug substances. If any one of our current contract manufacturer cannot perform as agreed, we may be required to replace that manufacturer. Although we believe that there are several potential alternative manufacturers who could manufacture our product candidates, we may incur added costs and delays in identifying and qualifying any such replacement.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or medicines may adversely affect our future profit margins and our ability to commercialize any medicines that receive marketing approval on a timely and competitive basis.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for our medicines and technology, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize medicines and technology similar or identical to ours, and our ability to successfully commercialize our medicines and technology may be adversely affected.

Our commercial success will depend, in part, on our ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary products and technology. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our novel technologies and medicines that are important to our business. To date, we own two issued patents that cover our proprietary technology or product candidates. We cannot be certain that we will secure any additional rights to any issued patents with claims that cover any of our proprietary technology or product candidates.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and medicines, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. With respect to our proprietary molecularly targeted small molecule drugs, we consider trade secrets and know-how to be our primary intellectual property. Trade secrets and know-how can be difficult to protect. In particular, we anticipate that with respect to our precision medicine platform, these trade secrets and know-how will over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel skilled in the art from academic to industry scientific positions.

We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be harmed.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the U.S. Patent and Trademark Office, or the U.S. PTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire.

Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. In the future, we may have ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Issued patents covering our product candidates could be found invalid or unenforceable if challenged in court.

If we or one of our licensing partners initiated legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the U.S. PTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection would have a material adverse impact on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Risks Related to Commercialization and the Market for Our Product Candidates

If the market opportunities for our product candidates are smaller than we believe they are or if we are unable to market our products to expanded patient populations, our revenues may be adversely affected and our business may suffer.

We focus our research and product development efforts on treatments for heritable cardiomyopathies, and our targeted indications are rare genetic diseases. In particular, we estimate that approximately 630,000 people in the United States have a form of HCM, and that approximately 360,000 people in the United States have a form of genetic DCM. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on estimates derived from primary research with physicians and payors, analysis of medical journals and peer-reviewed literature, the work of third-party consultants and other publicly- or non-publicly-available data sources. These estimates may prove to be incorrect and new studies may change the estimated incidence or prevalence of our targeted disease indications. The number of patients in the United States, Europe and elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our products, and new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.

Additionally, because the target patient populations of our product candidates are small, we must be able to successfully identify patients and achieve a significant market share to achieve or maintain profitability and growth. Although we plan to use SHaRe to identify and select patients who are suitable for treatment with our products, if approved, we may not be able to identify or target a sufficient number of patients through SHaRe or our sales and marketing efforts to achieve the necessary market share.

Even if any of our product candidates receive marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

If any of our product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors and others in the medical community. For example, current cardiovascular disease treatments such as beta blockers, non-dihydropyridine calcium channel blockers and disopyramide are well-established in the medical community, and doctors may continue to rely on these treatments. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	efficacy and potential advantages compared to alternative treatments;

•	the ability to offer our medicines for sale at competitive prices;

•	convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support;

•	sufficient third-party coverage or reimbursement; and

•	the prevalence and severity of any side effects.

Any failure to achieve or maintain sufficient market acceptance of MYK-461 or any of our other product candidates, if approved, could significantly harm our business, prospects, financial condition and results of operations.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenues.

We have no experience marketing or selling our product candidates. To successfully commercialize any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others. We may enter into collaborations with other entities to utilize their mature marketing and distribution capabilities, but we may be unable to enter into marketing agreements on favorable terms, if at all. If our future collaborations do not commit sufficient resources to commercialize our future products, if any, and we are unable to develop the necessary marketing capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

The insurance coverage and reimbursement status of newly-approved products targeting small patient populations is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments, such as endothelin receptor antagonists used in the treatment of certain cardiovascular diseases. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. Additionally, therapies directed at small patient populations, such as our product candidates, may be more expensive, and reimbursement options for these therapies may be more limited. If reimbursement or coverage is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products and for products whose targeted patient populations are small. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors tend to follow CMS to a substantial degree. It is difficult to predict what CMS or third-party payors will decide with respect to reimbursement and coverage for fundamentally novel products such as ours, as there is no body of established practices and precedents for these new products. Reimbursement agencies in Europe may be more conservative than CMS.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada, and other countries may put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicines, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits.

Moreover, increasing efforts by governmental and third-party payors, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

Risk Related to Our Business and Industry

We may be subject to healthcare laws, regulation and enforcement, and our failure to comply with these laws could harm our results of operations and financial conditions.

Although we do not currently have any products on the market, if we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers and third-party payors, subject to various U.S. federal and state fraud and abuse, patient privacy laws and other healthcare regulatory laws, and to additional healthcare, statutory and regulatory requirements and enforcement by foreign regulatory authorities in jurisdictions in which we conduct our business. Healthcare providers, physicians and others play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. These laws may impact, among other things, our proposed sales, marketing and education programs and constrain the business of financial arrangements and relationships with healthcare providers, physicians and other parties through which we market, sell and distribute our products for which we obtain marketing approval. The laws that may affect our ability to operate include:

•	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•

the U.S. federal False Claims Act, which imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•	the U.S. federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) which imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services; similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to the HIPAA Rules, published in January 2013, which imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization on covered entities subject to the rule, such as health plans, healthcare clearinghouses and healthcare providers as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information;

•	the U. S. Federal Food, Drug, and Cosmetic Act (“FDCA”) which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

•	the U. S. legislation commonly referred to as the Physician Payments Sunshine Act, enacted as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, “PPACA”) and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to CMS, information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, as well as ownership and investment interests held by physicians and other healthcare providers and their immediate family members;

•	analogous state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U. S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; and state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

•	European and other foreign law equivalents of each of the laws, including reporting requirements detailing interactions with and payments to healthcare providers.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from U.S. government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment. If any of the above occur, it could adversely affect our ability to operate our business and our results of operations.

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

Our competitors may develop drugs that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any drugs that we may commercialize.

Our competitors may:

•	develop drug candidates and market drugs that are less expensive or more effective than our future drugs;

•	commercialize competing drugs before we or our partners can launch any drugs developed from our drug candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic collaborations; and

•	take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new drug candidates that will compete with ours, as these competitors may, and in certain cases do, operate larger research and development programs or have substantially greater financial resources than we do. Our competitors may also have significantly greater experience in:

•	developing product candidates;

•	undertaking preclinical testing and clinical trials;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals of product candidates;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

If our competitors market drugs that are less expensive, safer or more effective than our potential drugs, or that reach the market sooner than our potential drugs, we may not achieve commercial success. In addition, the life sciences industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies.

Public opinion and heightened regulatory scrutiny of precision medicine for the treatment of cardiovascular disease may impact public perception of our product candidates or adversely affect our ability to conduct our business or obtain regulatory approvals for our product candidates.

Precision medicine remains a novel technology, particularly in the field of cardiovascular disease, with no products approved to date in the United States that are specifically targeted at correcting the underlying biomechanical defects in cardiac contractility associated with HCM and DCM. Public perception may be influenced by claims that these therapies are unproven or unsafe, and our product candidates may not gain the acceptance of the public or the medical community. In particular, our success will depend upon physicians, who specialize in the treatment of those diseases that our product candidates target, prescribing treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments they are already familiar with and for which greater clinical data may be available. More restrictive government regulations or negative public opinion could have an adverse effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop. Adverse events in our clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity, could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, the EU, and other foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, PPACA changes the way healthcare is financed by both governmental and private insurers and significantly impacts the U.S. pharmaceutical and biotechnology industries. PPACA, among other things, subjects biologic products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs and biologic agents, and a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D. At this time, the full effect that PPACA would have on our business remains unclear.

In addition, other legislative changes have been proposed and adopted in the United States since PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2025 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other health care funding, which could have a material adverse effect on our customers and accordingly, our financial operations.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. The U.S. federal government has set a goal of moving 50% of Medicare payments into these “Alternative Payment Models” by the end of 2018. In addition, recently there has been heightened governmental scrutiny over the manner in which drug manufacturers set prices for their commercial products. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Our future success depends on our ability to retain key employees and consultants, including our scientific advisors and founders, and to attract, retain and motivate qualified personnel.

We are highly dependent on our scientific advisors and founders and the principal members of our executive team, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with each of our executive officers, any of them could leave our employment at any time, as all of our employees are “at will” employees. Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives and scientific experts in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies, as well as from academic and research institutions, for individuals with similar skill sets. In addition, any failure of our programs to succeed in preclinical studies or clinical trials may make it more challenging to recruit and retain qualified personnel. The inability to recruit or the loss of the services of any executive, key employee, consultant or advisor may impede the progress of our research, development and commercialization objectives.

We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

As of June 30, 2016, we had 71 full-time employees. As we mature, we expect to expand our full-time employee base and to hire more consultants and contractors. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial medicines or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable medicines. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Our anticipated international operations may expose us to business, regulatory, political, operational, financial, pricing and reimbursement and economic risks associated with doing business outside of the United States.

We have a wholly-owned Australian subsidiary through which we conduct clinical trials in Australia. Our business strategy also contemplates potential additional international operations as we seek to continue the development of MYK-461 and other product candidates that we have or may identify, seek regulatory approval for our product candidates, and commercialize any product candidates that are approved outside the United States. If any product candidates for which we have retained worldwide commercial rights are approved, we may hire sales representatives and conduct physician and patient group outreach activities outside of the United States. Doing business internationally involves a number of risks, including but not limited to:

•	multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits, and licenses;

•	failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

•	complexities and difficulties in obtaining protection for and enforcing our intellectual property rights;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;

•	limits in our ability to penetrate international markets;

•	financial risks, such as exposure to foreign currency exchange rate fluctuations and their impact on payments required in local currency;

•	natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation, and insurance; and

•	regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its books and records provisions, or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Our employees, independent contractors, principal investigators, CROs, consultants, vendors and collaboration partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk that our employees, independent contractors, principal investigators, CROs, consultants, vendors and collaboration partners may engage in fraudulent conduct or other illegal activities. Misconduct by these parties could include intentional, reckless and/or negligent conduct or unauthorized activities that violate: (i) the regulations of the FDA, EMA and other regulatory authorities, including those laws that require the reporting of true, complete and accurate information to such authorities; (ii) manufacturing standards; (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and abroad; or (iv) laws that require the reporting of true, complete and accurate financial information and data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our preclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other U.S. federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets upon which biopharmaceutical companies such as us are dependent for sources of capital. In the past, global financial crises have caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to our business, including a reduced ability to raise additional capital when needed on acceptable terms, if at all, and weakened demand for our product candidates. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

We or the third parties upon whom we depend may be adversely affected by earthquakes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Earthquakes or other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any medicines that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any medicines that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or medicines caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or medicines that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue; and

•	the inability to commercialize MYK-461 or any other product candidates that we may develop.

Although we maintain product liability insurance, including coverage for clinical trials that we sponsor, it may not be adequate to cover all liabilities that we may incur. We anticipate that we will need to increase our insurance coverage as we commence additional clinical trials and if we successfully commercialize any product candidates. The market for insurance coverage is increasingly expensive, and the costs of insurance coverage will increase as our clinical programs increase in size. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Our internal computer systems, or those of our third-party CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our operations.

Despite the implementation of security measures, our internal computer systems and those of our third-party CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and experience delays or disruptions to various aspects of our operations, including our financial reporting and the development of our product candidates.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”) if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a rolling three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards (“NOLs”) and other pre-change tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. While we have determined that an ownership change occurred in April 2015 in connection with our Series B redeemable convertible preferred stock financing, we do not believe that this ownership change will result in the expiration of any of our existing NOLs prior to utilization. We may experience subsequent shifts in our stock ownership, some of which are outside our control. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Risks Related to Our Equity Securities and This Offering

The market price of our common stock has been and may continue to be highly volatile.

The market price of our common stock has experienced volatility since our IPO in October 2015 and is likely to continue to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•	adverse results or delays in preclinical studies or clinical trials;

•	reports of adverse events in clinical trials of our product candidates or in other products for the treatment of cardiovascular diseases or clinical trials of such products;

•	a decision by Sanofi to terminate or cease moving forward with the Collaboration Agreement, which will happen prior to December 31, 2016;

•	inability to obtain additional funding;

•	any delay in filing an IND or NDA for any of our product candidates and any adverse development or perceived adverse development with respect to the FDA’s review of that IND or NDA;

•	failure to develop successfully and commercialize our product candidates;

•	failure to maintain our existing strategic collaborations or enter into new collaborations;

•	failure by us or our licensors and strategic collaborators to prosecute, maintain or enforce our intellectual property rights;

•	changes in laws or regulations applicable to future products;

•	inability to obtain adequate product supply for our product candidates or the inability to do so at acceptable prices;

•	adverse regulatory decisions affecting our product candidates or development programs;

•	introduction of new products, services or technologies by our competitors;

•	failure to meet or exceed financial projections we may provide to the public or to the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our strategic collaboration partner or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	additions or departures of key scientific or management personnel;

•	significant lawsuits, including patent or stockholder litigation;

•	changes in the market valuations of similar companies;

•	sales of our common stock by us or our stockholders in the future; and

•	trading volume of our common stock.

In addition, companies trading in the stock market in general, and The NASDAQ Global Select Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree or in ways that ultimately may not increase the value of your investment.

We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. We expect to use the net proceeds to us from this offering to continue the advancement of our MYK-461 clinical development program, the progression of MYK-491 through clinical proof-of-concept, to fund the research and development of our other programs, and for working capital and general corporate purposes. Our failure to apply the net proceeds from this offering effectively could compromise our ability to pursue our growth strategy and we might not be able to yield a significant return, if any, on our investment of these net proceeds. In addition, the net proceeds from this offering may not be sufficient for our anticipated uses, and we may need additional resources to progress our product candidates to the stage we expect. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds the pro forma book value per share of our tangible assets after subtracting our liabilities as of June 30, 2016. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of $        per share, based on an assumed public offering price of $        per share, which was the last reported sale price of our common stock on The NASDAQ Global Select Market on September     , 2016.

Further, based on these assumptions, investors purchasing shares of common stock in this offering will contribute approximately     % of the total amount invested by stockholders since our inception, but will own only approximately     % of the shares of common stock outstanding (or     % of the shares of common stock outstanding if the underwriters’ option is exercised). For information on how the foregoing amounts were calculated, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to investors in this offering, and the exercise price of stock options granted to our employees. The exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

Additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

In addition, sales of a substantial number of shares of our outstanding common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. The lock-up agreements pertaining to our IPO expired on April 26, 2016. As a result, persons who were our stockholders prior to our IPO continue to hold a substantial number of shares of our common stock that many of them are now able to sell in the public market. Significant portions of these shares are held by a relatively small number of stockholders. Sales by our stockholders of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of our common stock.

We have also registered all shares of our common stock subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. As a result, these shares will be eligible for sale in the public market to the extent permitted by any applicable vesting requirements and the exercise of options, and restrictions under applicable securities laws. Moreover, certain holders of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. If we were to register the resale of these shares, they could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Pursuant to our 2015 Stock Option and Incentive Plan (the “2015 Plan”), we are authorized to grant stock options and other equity-based awards to our employees, directors and consultants. Beginning on January 1, 2017, the number of shares available for future grant under the 2015 Plan will automatically increase each year by up to 4% of all shares of our capital stock outstanding as of December 31 of the prior calendar year, subject to the ability of our board of directors to take action to reduce the size of the increase in any given year. In addition, pursuant to our 2015 Employee Stock Purchase Plan (the “2015 ESPP”), we have initially reserved 255,000 shares for purchase by eligible employees. Beginning on January 1, 2017 and ending on January 1, 2025, the number of shares available for future issuance under the 2015 ESPP will automatically increase each year by up to the lesser of 3,000,000 shares of common stock or 1% of all shares of our capital stock outstanding as of December 31 of the prior calendar year, subject to the ability of our board of directors to take action to reduce the size of the increase in any given year. Currently, we plan to register the increased number of shares available for issuance under the 2015 Plan and the 2015 ESPP each year. If our board of directors elects to increase the number of shares available for future grant under these plans by the maximum amount each year, our stockholders may experience additional dilution, which could cause our stock price to fall.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of August 31, 2016, our executive officers, directors, five percent or greater stockholders and their affiliates beneficially own approximately 77.6% of our outstanding voting stock. These stockholders will have the ability to influence us through their ownership positions. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders, acting together, may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts may not publish an adequate amount of research on our company, which may negatively impact the trading price for our stock. In addition, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. Further, if our operating results fail to meet the forecasts of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (i) December 31, 2020, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.0 billion or more, (iii) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during any three-year period before that time. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will continue to incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

As a public company, and particularly after we are no longer an emerging growth company, we incur and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and NASDAQ have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting starting with our Annual Report on Form 10-K for the fiscal year ending December 31, 2016. However, while we remain an emerging growth company, we will not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.

Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could impair our ability to produce timely and accurate consolidated financial statements and result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

Our operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

Our quarterly and annual operating results may fluctuate significantly in the future, which makes it difficult to predict our future operating results. Our net loss and other operating results will be affected by numerous factors, many of which are outside of our control and may be difficult to predict, including:

•	variations in the level of expenses related to our precision medicine platform, our product candidates or our research and development programs;

•	the timing and success or failure of preclinical studies and clinical trials for our product candidates or competing product candidates;

•	our ability to obtain regulatory approval for our product candidates, and the timing and scope of any such approvals we may receive;

•	if any of our product candidates receives regulatory approval, the level of underlying demand for these product candidates;

•	addition or termination of clinical trials or funding support;

•	our execution of any new collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

•	any intellectual property infringement or other lawsuits in which we may become involved; and

•	regulatory developments affecting our product candidates or those of our competitors.

If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. Additionally, due to the unpredictability of our quarterly and annual operating results, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders or remove our current management.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that may have the effect of delaying or preventing a change in control of us or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•	authorize “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	create a classified board of directors whose members serve staggered three-year terms;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors, our chief executive officer or our president;

•	prohibit stockholder action by written consent;

•	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	provide that our directors may be removed only for cause and with the vote of the holders of 75% or more of our outstanding capital stock then entitled to vote at an election of directors;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even if less than a quorum;

•	specify that no stockholder is permitted to cumulate votes at any election of directors;

•	expressly authorize our board of directors to modify, alter or repeal our amended and restated bylaws; and

•	require supermajority votes of the holders of our common stock to amend specified provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us.

Any provision of our amended and restated certificate of incorporation or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus or the documents incorporated by reference in this prospectus. We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	the timing of, and our ability to enroll patients in, our Phase 2 PIONEER-HCM trial of MYK-461 and any additional clinical trials at the pace that we project;

•	our ability to initiate and conduct additional clinical trials at the pace that we project;

•	our ability to obtain regulatory approval for any of our product candidates without the need for large, outcome-based studies;

•	our ability to identify and advance through clinical development any additional product candidates from our precision medicine platform, including MYK-491 and any product candidates from our earlier stage programs;

•	our ability to successfully maintain our strategic collaboration with Sanofi and whether or not Sanofi chooses to continue with or terminate our collaboration prior to December 31, 2016;

•	our ability to obtain and maintain intellectual property protection for our precision medicine platform and our product candidates;

•	our ability to successfully build a specialty sales force and commercial infrastructure to market MYK-461 and any product candidates from our program, if approved, in the United States and any product candidates for our other programs worldwide;

•	our ability to compete with companies currently producing or engaged in the clinical development of treatments for the disease indications that we pursue;

•	our reliance on third parties to conduct our clinical trials and to manufacture drug substance for use in our clinical trials;

•	our ability to retain and recruit key personnel;

•	our expectations regarding government and third-party payor coverage and reimbursement;

•	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;

•	our expected uses of the net proceeds from this offering;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our financial performance; and

•	developments and projections relating to our competitors or our industry.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus and the documents incorporated by reference represent our views as of their respective dates. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we assume no obligation to update or revise any forward-looking statements except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the dates on which they were made.

This prospectus and the documents incorporated by reference also contain estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of                  shares of our common stock in this offering will be approximately $        million, or $        million if the underwriters exercise in full their option to purchase additional shares, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed public offering price of $        per share would increase (decrease) the net proceeds from this offering by approximately $        million, assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering by approximately $        million, assuming that the assumed public offering price, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to continue the advancement of our MYK-461 clinical development program, including its indications beyond obstructive HCM (non-obstructive HCM and pediatric indications), and the progression of MYK-491 through clinical proof-of-concept, continued advancement of other earlier stage pipeline programs, and for general corporate purposes and working capital. We may also use a portion of the net proceeds to in-license, acquire or invest in new businesses, technology or assets. Although we have no specific agreements, commitments or understandings with respect to any in-license or acquisition, we evaluate such opportunities and engage in related discussions with other business entities from time to time.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of our preclinical and clinical development activities may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from non-clinical studies and our ongoing clinical trials or any clinical trials we may commence in the future, whether or not Sanofi chooses to terminate or continue our collaboration and the timing of, and our ability to receive, any funding pursuant to our collaboration with Sanofi if Sanofi chooses to continue the collaboration, the timing and costs associated with the manufacture and supply of MYK-461 and any other product candidates we may identify and pursue for clinical development or commercialization, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Based on our current plans, we believe our cash and cash equivalents, together with the net proceeds to us from this offering, will be sufficient to fund our operations for at least the next 12 months.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

PRICE RANGE OF COMMON STOCK

Our common stock began trading on The NASDAQ Global Select Market under the symbol “MYOK” on October 29, 2015. Prior to that time, there was no public market for our common stock. The following table sets forth the high and low sale prices per share of our common stock, as reported on The NASDAQ Global Select Market, for the periods indicated.

	High	Low
Year Ended December 31, 2015
Fourth quarter (from October 29, 2015)	$16.76	$8.98

	High	Low
Year Ending December 31, 2016
First quarter	$15.45	$6.24
Second quarter	$14.97	$10.00
Third quarter (through September 14, 2016)	$22.83	$12.38

On September 14, 2016, the last reported sale price of our common stock as reported on The NASDAQ Global Select Market was $20.08 per share. As of September 14, 2016, we had approximately 55 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We do not anticipate paying any dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give further effect to the sale of shares of common stock in this offering at an assumed public offering price of $ per share, which was the last reported sale price of our common stock on The NASDAQ Global Select Market on September , 2016, after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us.

The information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2015, along with the information appearing in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and our unaudited financial statements and related notes therein, each of which is incorporated by reference herein.

	As of June 30, 2016
	Actual	As Adjusted(1)
	(unaudited)
	(in thousands, except share and per share data)
Cash and cash equivalents	$87,615	$

Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding, actual; no shares issued and outstanding, as adjusted	—		—
Common stock, $0.0001 par value per share; 150,000,000 shares authorized; 27,012,201 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	3
Additional paid-in capital	159,918
Accumulated deficit	(82,865)

Total stockholders’ equity	77,056

Total capitalization	$77,056	$

(1)	A $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) our as adjusted additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase (decrease) in the number of shares offered by us would increase (decrease) our as adjusted additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming that the assumed public offering price, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information is illustrative only, and we will adjust this information based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of common stock issued and outstanding actual and as adjusted in the table above excludes the following:

•	2,044,636 shares of common stock issuable upon exercise of outstanding options as of June 30, 2016 at a weighted average exercise price of $4.96 per share;

•	34,000 shares of common stock issuable upon exercise of options granted subsequent to June 30, 2016 at a weighted-average exercise price of $16.38 per share;

•	837,066 shares of common stock reserved for future issuance under the 2015 Plan as of June 30, 2016; and

•	229,971 shares of common stock reserved for future issuance under the 2015 ESPP as of June 30, 2016.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value as of June 30, 2016 was $77.1 million, or $2.85 per share.

Net tangible book value dilution per share to investors participating in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of                  shares of common stock in this offering at an assumed public offering price of $        per share, which was the last reported sale price of our common stock on The NASDAQ Global Select Market on September     , 2016, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2016 would have been $        million, or $        per share. This represents an immediate increase in as adjusted net tangible book value of $        per share to existing stockholders and an immediate dilution in net tangible book value of $        per share to purchasers of common stock in this offering at the assumed public offering price, as illustrated in the following table:

Assumed public offering price per share		$
Historical net tangible book value per share as of June 30, 2016	$2.85
Increase in net tangible book value per share attributable to new investors
As adjusted net tangible book value per share after this offering
Dilution per share to investors participating in this offering		$

A $1.00 increase (decrease) in the assumed public offering price of $        per share would increase (decrease) our as adjusted net tangible book value per share after this offering by approximately $        and the dilution per share to investors participating in this offering would increase (decrease) by approximately $        , assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase in the number of shares offered by us would increase our as adjusted net tangible book value per share after this offering by approximately $        and the dilution per share to investors in this offering would decrease by approximately $        , assuming that the assumed public offering price, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 1,000,000 decrease in the number of shares offered by us would decrease our as adjusted net tangible book value per share after this offering by approximately $        and the dilution per share to investors in this offering would increase by approximately $        , assuming that the assumed public offering price, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information is illustrative only, and we will adjust this information based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters’ option to purchase additional shares from us is exercised in full, the as adjusted net tangible book value per share after this offering would be $        per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $        per share and the dilution to new investors purchasing shares in this offering would be $        per share.

The following table summarizes, as of June 30, 2016, on an as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by existing stockholders and (ii) to be paid by new investors purchasing shares of common stock in this offering at an assumed public offering price of $        per share, which was the last reported sale price of our common stock on The NASDAQ Global Select Market on September     , 2016, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us (in thousands, except shares, per share amounts and percentages):

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	—	—%	$—	—%	$—
New investors	—	—	—	—	—

Totals	—	—%	$—	—%	$—

The foregoing calculations exclude the following shares as of June 30, 2016:

•	2,044,636 shares of common stock issuable upon exercise of outstanding options as of June 30, 2016 at a weighted average exercise price of $4.96 per share;

•	34,000 shares of common stock issuable upon exercise of options granted subsequent to June 30, 2016 at a weighted-average exercise price of $16.38 per share;

•	837,066 shares of common stock reserved for future issuance under the 2015 Plan as of June 30, 2016; and

•	229,971 shares of common stock reserved for future issuance under the 2015 ESPP as of June 30, 2016.

To the extent that any outstanding options are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

BUSINESS

Our mission is:

To change the world for patients

with serious cardiovascular disease

through bold and innovative science

Overview

We are a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and neglected rare cardiovascular diseases. Our initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. We have used our precision medicine platform to generate a robust pipeline of therapeutic programs for the chronic treatment of the two most common forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM.

MYK-461, our lead product candidate for the treatment of HCM, is currently in Phase 2 clinical development. We intend to advance our second product candidate, MYK-491, for the treatment of DCM, into Phase 1 clinical development by the first half of 2017. Applying our precision development strategy, we have demonstrated clinical proof of mechanism for MYK-461 in both healthy volunteers and in HCM patients and we intend to pursue a similar clinical approach for MYK-491. In 2016, MYK-461 was granted Orphan Drug Designation by the U.S. Food and Drug Administration, or the FDA, for the treatment of symptomatic, obstructive HCM.

HCM is caused by genetic mutations that result in a biomechanical defect leading to excessive cardiac muscle contraction. We estimate that as many as 630,000 people in the United States suffer from a form of HCM. DCM results from a biomechanical defect leading to inadequate cardiac muscle contraction. In a subset of DCM patients, genetic mutations have been identified as a cause of the biomechanical defect leading to the abnormal cardiac muscle contraction. We refer to this subset of DCM as genetic DCM. We estimate that DCM afflicts about one million people in the United States, of which approximately 360,000 have a form of genetic DCM. There are currently no approved therapies indicated for the treatment of HCM or DCM, including genetic DCM, all of which are chronic and debilitating diseases. Patients are typically treated with drugs that are indicated for broader cardiovascular disorders and do not address the underlying cause of the disease. As the disease progresses, patients have limited treatment options, such as surgical or other invasive interventions and heart transplant.

Our goal is to be the world’s leading precision cardiovascular medicine company. Precision medicine involves discovering and developing therapies that integrate clinical and molecular information based on the biological basis of disease. This approach has led to the efficient discovery and development of transformative therapies in areas such as oncology, cystic fibrosis and hypercholesterolemia, but has yet to be broadly applied to cardiovascular diseases.

Our precision medicine platform incorporates disease research, drug discovery and clinical science in a self-reinforcing cycle that enables the iterative generation of new disease targets and clinical development candidates designed to establish early clinical proof of concept. We intend to use our platform to subdivide HCM and genetic DCM patients into subgroups based on genetic mutations and the resulting biomechanical defect leading to abnormal cardiac muscle contraction. We are developing targeted therapies designed to correct the underlying biomechanical defect of each subgroup. We use our platform to refine our understanding of which patients are most likely to benefit from our product candidates. Our clinical research strategy involves using biomarkers to directly measure the effects of our product candidates early in clinical development, establishing proof of mechanism and providing important early predictive value to inform the design of subsequent trials. We believe that this virtuous cycle represents a durable competitive advantage that enables us to efficiently develop therapies with disease-modifying potential for heritable cardiomyopathies that could also be applied to other cardiovascular diseases. Since our founding in 2012, we have rapidly identified and advanced MYK-461 through multiple Phase 1 clinical trials and are beginning to screen subjects for enrollment into a Phase 2 clinical trial studying symptomatic, obstructive HCM patients, an indication for which the FDA has granted us Orphan Drug Designation.

Since our inception, our precision medicine platform has generated multiple programs to address a variety of disruptions in heart muscle contraction across different patient populations. We are advancing the following research and development programs, each of which targets a distinct biomechanical defect that leads to either HCM or genetic DCM:

•	Our lead product candidate, MYK-461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM. In September 2016, we began to initiate clinical sites to begin screening for patients in a Phase 2 clinical trial of MYK-461, which we refer to as our PIONEER-HCM trial. This trial is an open-label pilot study designed to evaluate safety and efficacy of MYK-461 in symptomatic, obstructive HCM patients. In three Phase 1 clinical trials, we have observed favorable tolerability of single and multiple doses of MYK-461 in both healthy volunteers and HCM patients. Across the same group of trial subjects, we have demonstrated proof of mechanism, or the ability of MYK-461 to reduce cardiac muscle contraction, an important biomarker of disease. Additionally, we generated preliminary evidence in two patients with obstructive HCM that leads us to believe that MYK-461 has the potential to be effective in reducing obstruction of the left ventricular outflow tract (LVOT). In 2016, MYK-461 was granted Orphan Drug Designation by the FDA for the treatment of symptomatic, obstructive HCM. We believe that if approved, MYK-461 would be the first targeted therapy to treat an underlying biomechanical defect leading to HCM.

•	Our second product candidate, MYK-491, is an orally-administered small molecule designed to treat genetic DCM by restoring normal contractility in the diseased DCM heart. We are currently performing IND enabling studies of MYK-491 and intend to initiate a Phase 1 clinical trial in the first half of 2017. In preclinical animal models, MYK-491 has been shown in separate experiments to improve cardiac muscle contractility and to improve stroke volume accompanied by a balanced decrease in heart rate. We believe that if approved, MYK-491 would be the first targeted therapy to treat an underlying biomechanical defect leading to DCM.

•	Additionally, we have two discovery programs, HCM-2 and LUS-1. HCM-2 is intended to reduce cardiac muscle contractility to normal levels in HCM patients through a different mechanism than that of MYK-461. LUS-1 is intended to counteract a muscle disruption that results in impaired relaxation of the heart, a biomechanical defect found in specific HCM and genetic DCM patient subgroups, as well as in other less common heritable cardiomyopathies.

We have formed a strategic collaboration with Sanofi S.A. to help fund a portion of our research and development expenses while leveraging their cardiovascular and rare disease expertise in exchange for certain program and product rights, pursuant to a license and collaboration agreement we entered into in August 2014 with Aventis Inc., a wholly-owned subsidiary of Sanofi S.A., which we refer to as the Collaboration Agreement. Under the Collaboration Agreement, Sanofi agreed to provide up to an aggregate of $200.0 million in upfront and milestone payments, equity investments and research and development support in exchange for certain program and product development and commercialization rights. In the United States, we retain the right to commercialize MYK-461 and HCM-2 as well as co-promotion rights for MYK-491. Additionally, we are entitled to receive tiered royalties in the mid-single digits to the mid-teens on net sales of certain HCM and DCM products outside the United States and on net sales of certain DCM products in the United States. Prior to December 31, 2016, Sanofi is required to provide us with notice of whether it will continue the collaboration. If it does not provide such notice or notifies us of the termination of the collaboration, we will no longer be eligible to receive any additional milestone payments, equity investments and research and development support. We retain all rights to our LUS-1 program and our future programs.

Persistent Obstacles to Innovative Cardiovascular Development

One out of every four deaths in the United States is attributable to cardiovascular disease, representing more deaths than all types of cancers combined. An important component of cardiovascular disease is heart failure, a serious, life-threatening medical condition in which the output of blood from the heart is insufficient to meet the body’s demands. Heritable cardiomyopathies are a group of rare, genetically-driven forms of heart failure that result from biomechanical defects caused by mutations in the proteins responsible for contraction of the heart muscle. These genetic disorders can result in a state of progressive and chronic heart failure and may lead to sudden cardiac death and other complications, including stroke, and may require invasive procedures such as heart transplantation.

Available therapeutic treatments for patients with these forms of heart disease only treat the symptoms of their disease, do not influence disease progression and are not specifically indicated for cardiomyopathies. Current medical therapies, such as beta blockers, calcium channel blockers and disopyramide, are used off-label to treat HCM and DCM patients. These therapies provide patients only modest clinical benefit, if any, and side effects further limit their utility.

Despite the increasing global burden of cardiovascular disease, investment in cardiovascular drug development has stagnated over the past two decades, resulting in a shortage of innovative therapies addressing the underlying causes of cardiovascular disease. We believe that traditional approaches to cardiovascular drug development have not adequately served patients with heritable cardiomyopathies due to the following limitations:

•	Existing therapies are designed to treat the symptoms and not the underlying cause of the disease. Despite important advances in understanding the clinical progression of cardiovascular diseases, a specific understanding of the fundamental molecular and genetic drivers of disease has been lacking. As a result, researchers have been limited in their ability to discover or develop therapies that target causal disease mechanisms and to properly select patients. This lack of understanding limits the predictive value of early clinical results. Heart failure therapies available to patients and physicians today only attempt to treat symptoms or manage the compensatory responses of the heart and cardiovascular system to disease. These drugs tend to have only modest efficacy, are not disease-modifying, and often have poor side effect profiles.

•	Large, outcome-based studies are needed to demonstrate statistical significance, requiring lengthy and expensive trials. Due to the size and heterogeneity of the cardiovascular patient population, large numbers of patients typically must be studied for extended periods to accumulate enough data regarding clinical events such as cardiovascular death, heart attack, stroke or hospitalization for heart failure. We believe the non-targeted nature of these lengthy studies has discouraged investment and innovation in novel cardiovascular drug development due to the costs and risk of late-stage failures.

•	The drug development model neglects rare disease populations. Due to the high costs and risks of executing large trials in cardiovascular disease, approved therapies typically must target large patient segments, without differentiating among unique potential subgroups, in order to be commercially viable. For example, physicians have historically approached the treatment of patients with heritable cardiomyopathies in the same manner as the broader, undifferentiated heart failure population, resulting in therapies not specifically designed for their disease.

These challenges have resulted in a relatively low number of cardiovascular new molecular entities approved by the FDA, including no approved therapies indicated for heritable cardiomyopathies. As a result, there is a significant opportunity to improve clinical benefits through the use of precision medicine for the discovery and development of new treatments for HCM and genetic DCM, including those with disease-modifying potential.

Our Solution: MyoKardia’s Approach to Precision Cardiovascular Therapies

We are pioneering the application of precision medicine to cardiovascular disease, with an initial focus on delivering the first approved therapies specifically targeting the underlying causes of heritable cardiomyopathies. Our precision medicine platform enables the efficient discovery and development of novel precision therapies with disease modifying potential. By leveraging our platform, we believe we can overcome many of the challenges associated with traditional cardiovascular drug development.

Our Precision Medicine Platform

Our precision medicine platform incorporates disease research, drug discovery and clinical science in a self-reinforcing cycle that enables the iterative generation of new disease targets and clinical development candidates designed to establish early clinical proof of concept. By efficiently developing product candidates that target distinct biomechanical defects associated with heritable cardiomyopathies, we use clinical feedback on patient genetics, response to therapy and disease presentation to refine our understanding of which patients are most likely to benefit from our product candidates. We believe this virtuous cycle is a competitive advantage that enables us to efficiently develop therapies with disease-modifying potential for heritable cardiomyopathies that could also be applied to other cardiovascular diseases.

Our target hypotheses are based on deep mechanistic understanding of how disease-causing mutations affect the biomechanical function of the heart. These hypotheses are translated into screens that help us identify small molecule agents that are optimized to correct the underlying defect using preclinical models that we believe are transferable and predictive of human systems. These models are also used to develop biomarkers of drug action and, when possible, disease modification, that integrate into our early clinical development strategies. Across this entire spectrum, we leverage novel insights generated from SHaRe and from our position at the center of the cardiomyopathy ecosystem. By applying this cycle to multiple programs, we have generated a growing library of proprietary drug molecules that target a wide range of potential cardiac disease related mechanisms and that can be used to test new hypotheses arising from our clinical research.

Advantages of Our Approach

We believe that our approach can overcome many of the obstacles facing cardiovascular drug discovery and development that have resulted in a lack of disease modifying therapies for heritable cardiomyopathies for the following reasons:

•	Our precision medicine platform enables the discovery and development of therapies with disease modifying potential. We believe our deep understanding of heritable cardiomyopathies and the biomechanical defects that cause them allows us to target disease mechanisms that are critical or causal to the disease in humans. We intend to develop each of our product candidates to prevent or reverse disease progression by correcting underlying biomechanical defects in the heart’s contractile machinery. SHaRe, which currently consists of data from more than 10,000 patients, enables us to identify the relationships between genetics and clinical manifestations of disease in a large, centralized collection of patient data, resulting in novel genetic insights for new drug discovery and stratification and enrollment of patients most likely to benefit from our targeted therapies.

•	Our clinical development approach is designed to establish efficacy and safety in smaller, less time-consuming clinical trials. Our approach has the potential to significantly reduce the time and cost of drug development. Our product candidates are designed to target the underlying cause of disease, which we believe increases the chance they will be effective and reduces the potential for unintended consequences or off-target effects. Through the use of appropriate predictive biomarkers and patient selection strategies we believe that we can reduce the risk of late-stage clinical failures. This approach is consistent with recent FDA communications and publications on how the pharmaceutical and biotechnology industry can improve efficiency and the likelihood of success in cardiovascular drug development.

•	Our approach facilitates the efficient discovery of novel therapies for neglected, rare heart diseases. We are focused on the treatment of rare patient populations with heritable cardiomyopathies. By integrating all of the elements of our platform, we believe that we can efficiently develop disease modifying therapies. In recognition of this approach, the FDA has granted MYK-461 Orphan Drug Designation for patients with symptomatic, obstructive HCM.

Overview of Cardiac Muscle Contraction and the Biomechanical Defects Causing Cardiomyopathies

A sarcomere is an assembly of proteins that forms the smallest contractile unit of muscle. Each cardiac muscle cell contains many sarcomeres, and these cells are arranged in an organized manner as cardiac muscle fibers. Thousands of sarcomeres acting in concert provide the ensemble force for muscle contraction. Sarcomeres are composed of a thin filament and a thick filament, each of which contains multiple proteins braided together. To initiate contraction, myosin, the motor protein anchored to the thick filament, binds to actin, the main protein of the thin filament, forming a cross-bridge. The contraction of the sarcomere is driven by the swinging of the cross-bridge causing the thin filament to slide over the thick filament, shortening the length of a sarcomere. Myosin attaches to the thin filament, pulls it forward and detaches in a tightly-regulated cycle. In the heart, contraction corresponds to systole and relaxation corresponds to diastole.

In the graphic below, the dark myosin heads are engaged with the thin filament, each forming a cross-bridge between actin and myosin. One mechanistic disruption that is understood to lead to HCM is shown in the lower left graphic, illustrating a situation in which too many cross-bridges are engaged. Conversely, the opposite situation is shown in the lower right graphic, illustrating a situation in which too few cross-bridges are engaged, leading to DCM.

Heritable cardiomyopathies are caused by mutations in cardiac sarcomere proteins that disrupt normal cardiac muscle contraction. The mutations affect the power of contraction, the efficiency of relaxation, or both, reducing the overall ability and efficiency of the heart to pump blood at an output that matches the needs of the rest of the body. The disruptions in cardiac muscle contraction result in abnormal intracardiac blood pressures and chamber volumes, and thickening or thinning of the walls of the heart. These pathological changes often result in a cascade of events with devastating consequences to patients, including reduced exercise capacity limited by shortness of breath or chest pain, reduced blood flow to the heart muscle, dangerous abnormal heart rhythms, stroke, progressive heart failure and sudden cardiac death. In some cases, these events lead to the need for heart transplantation.

There are hundreds of individual mutations that have been identified in the genes encoding the proteins of the sarcomere that are implicated as causal in HCM and genetic DCM. These many mutations give rise to a few common biomechanical defects in the sarcomere at the protein level. Through our research, we have linked these biomechanical defects to three distinct cardiac muscle disruptions that act to cause HCM and genetic DCM, as illustrated in the figure below.

For heritable cardiomyopathies, today’s diagnostic technology is limited to genetic panels consisting only of mutations that are currently identified as pathogenic. As a result, current technology is only able to reveal the underlying cause of disease in a subset of patients with heritable cardiomyopathies. This subset of patients carries identified sarcomeric mutations, which we designate as positive for an Identified Sarcomeric Mutation, or ISM+. A substantial number of patients with heritable cardiomyopathies have either not been genetically diagnosed or carry sarcomeric mutations that have yet to be fully characterized; we designate these patients as ISM-. Broader applications of next-generation sequencing technologies have the potential to enable more cardiomyopathy patients to be classified as ISM+.

Our Pipeline

We have generated several proprietary, orally administered small molecules to address a variety of biomechanical defects that cause disruptions in heart muscle contraction. By correcting the underlying biomechanical defects, we believe our targeted therapies can correct or offset the downstream disruption in cardiac muscle function that drives disease progression. Our lead drug candidate, MYK-461, is designed for patients with HCM caused by excessive cardiac muscle contraction, and has been shown to reduce the number of cross-bridges to lower contractile power output to restore normal cardiac muscle contraction. MYK-491 is intended to restore normal cardiac muscle contractility in patients with DCM caused by mutations that result in inadequate cardiac muscle contraction because of too few cross-bridges. In addition, LUS-1, one of our several discovery programs, is intended to counteract a mechanistic defect in which detachment of cross-bridges does not appropriately occur, resulting in impaired cardiac muscle relaxation. The following table summarizes our product development pipeline:

MYK-461 for Hypertrophic Cardiomyopathy

MYK-461 is an orally administered small molecule that reduces left ventricular contractility to potentially alleviate the functional consequences and symptoms of HCM and prevent or reverse HCM progression. In September 2016, we began to initiate clinical sites to begin screening for patients in a Phase 2 clinical trial of MYK-461, which we refer to as our PIONEER-HCM trial. This trial is an open-label pilot study designed to evaluate safety and efficacy of MYK-461 in symptomatic, obstructive HCM patients. In three Phase 1 clinical trials, we have observed favorable tolerability of single and multiple doses of MYK-461 in both healthy volunteers and HCM patients. Across the same group of trial subjects, we have demonstrated proof of mechanism, or the ability of MYK-461 to reduce cardiac muscle contraction, an important biomarker of disease. Additionally, we generated preliminary evidence in two patients with obstructive HCM that leads us to believe that MYK-461 has the potential to be effective in reducing LVOT obstruction. We believe that if approved, MYK-461 would be the first targeted therapy to treat an underlying biomechanical defect leading to HCM.

Overview of Hypertrophic Cardiomyopathy

HCM is the most common form of heritable cardiomyopathy. It is estimated that as many as 630,000 people in the United States have a form of HCM. HCM is caused by mutations in the sarcomere that result in excessive cardiac muscle contraction. HCM is defined as an otherwise unexplained thickening of the walls of the heart, known as hypertrophy. The consequences include reduced blood volumes and cardiac output, reduced ability of the left ventricle to expand, and high filling pressures. These can all contribute to reduced effort tolerance and symptoms that include shortness of breath and chest pain. In patients with HCM, the muscles forming the left ventricle contract excessively, are abnormally stiff and are prone to both fibrosis and muscle cell death. As result, the left ventricular chamber is smaller than normal and is not able to relax and expand properly, thus reducing the heart’s pumping capacity.

HCM is a chronic disease and for the majority of patients, the disease progresses slowly and can be extremely disabling. Mild exertion can quickly result in fatigue or shortness of breath, and a patient’s ability to participate in normal work, family or recreational activities can be substantially curtailed. In approximately 15% to 20% of patients, disease progression results in disabling heart failure that can prevent the patients from holding a job or even performing everyday household tasks or other activities of daily living. HCM can also cause stroke or sudden cardiac death. HCM is the most common cause of sudden cardiac death in young people, with an incidence of 4% to 6% in children and adolescents.

Obstructive HCM Patients. In approximately two-thirds of HCM patients, the path followed by blood exiting the heart, known as the left ventricular outflow tract, or LVOT, becomes obstructed by the enlarged and diseased muscle, restricting the flow of blood from the heart to the rest of the body. These patients, referred to as obstructive HCM (oHCM) patients, are at an increased risk of severe heart failure and death. We estimate that there are approximately 410,000 oHCM patients in the United States, and of these oHCM patients, approximately 140,000 patients are symptomatic. We intend to design our clinical trials to target this group of symptomatic oHCM patients or subgroups thereof. In 2016, the FDA granted MYK-461 Orphan Drug Designation for the treatment of patients with symptomatic oHCM.

Non-Obstructive HCM Patients. Symptomatic, yet non-obstructive, HCM patients represent a distinct subgroup that is difficult to manage medically. This segment may contain a more severely affected population because non-obstructive HCM patients may progress to a more advanced state of disease than obstructive HCM patients before becoming symptomatic. Furthermore, for obstructive HCM patients, relief of the obstruction is often associated with an improvement in symptoms, while no such treatment option is available to non-obstructive HCM patients. We estimate that there are approximately 220,000 non-obstructive HCM patients in the United States, of which we plan to target an initial population of patients that are ISM+ and symptomatic, representing approximately 30,000 patients.

Current Standard of Care for Patients with Hypertrophic Cardiomyopathy

There are currently no approved therapeutic products indicated for the treatment of HCM. Patients are typically prescribed one or more drugs indicated for the treatment of hypertension, heart failure or other cardiovascular disorders more generally. These drugs, including beta blockers, non-dihydropyridine calcium channel blockers (such as verapamil and diltiazem) and disopyramide, do not address the underlying cause of HCM, do not appear to affect disease progression, and are generally used only in symptomatic patients. While clinical experience and expert opinion suggest that these drugs may provide symptom relief in some patients, no strong, controlled clinical research evidence exists to directly support their efficacy. For a subset of HCM patients with more advanced disease progression or more pronounced symptoms, surgical or other invasive interventions may be appropriate, including heart transplantation, use of an implantable cardioverter-defibrillator, open surgical myectomy or percutaneous alcohol septal ablation.

Ongoing Clinical Trials of MYK-461

In September 2016, we began to initiate clinical sites to begin screening for patients in a Phase 2 clinical trial of MYK-461, which we refer to as our PIONEER-HCM trial. This trial is an open-label, single-arm pilot study of MYK-461 in symptomatic, obstructive HCM patients.

Prior Clinical Trials of MYK-461

Our Phase 1 program consisted of three clinical trials studying the effects of MYK-461, including two single ascending dose (SAD) trials and one multiple ascending dose (MAD) trial. Across these three trials, we have dosed 86 healthy volunteers and 15 HCM patients with MYK-461, in addition to the 22 subjects that received placebo. We reported initial results from two of our Phase 1 clinical trials in July 2016, in which we observed favorable tolerability of single and multiple doses of MYK-461 in both healthy volunteers and HCM patients. Across the same group of trial subjects, we have demonstrated proof of mechanism, or the ability of MYK-461 to reduce cardiac muscle contraction, an important biomarker of disease. Additionally, we generated preliminary evidence in two patients with obstructive HCM that leads us to believe that MYK-461 has the potential to be effective in reducing LVOT obstruction.

SAD Trial in HCM Patients (MYK-461-001). This open-label, sequential-group SAD clinical trial of MYK-461 studied 15 adult HCM patients, including two with provocable LVOT gradients. The primary objective was to establish safety and tolerability of single oral doses of MYK-461. Secondary objectives included documenting the PK profile and generating evidence of PD activity, defined as a decrease in cardiac contractility, as measured by chest wall echocardiography, an established biomarker of activity.

Dosing occurred in three cohorts: 48, 96 and 144 mg of MYK-461 (with four, six and five patients, respectively, in each cohort). MYK-461 was generally well tolerated at all of these doses, with the exception of one serious adverse event (SAE) which was reported in a single subject at the highest dose level (144 mg). This SAE was described as a transient episode of hypotension and asystole, due to a vasovagal reaction, or low blood pressure and temporary loss of heartbeat due to a nervous system reflex, and spontaneously resolved without lasting consequences. All other reported adverse events, deemed to be treatment-related, were mild to moderate in severity.

Proof of mechanism in HCM patients was demonstrated at all dose ranges by PD activity showing a dose-dependent reduction in cardiac contractility. PD activity was assessed by three different biomarkers, each an independent measure of contractility: (i) left ventricular ejection fraction, or LVEF, representing the amount of blood pumped with each heartbeat, as a percentage of the total left ventricle volume; (ii) left ventricular outflow tract velocity-time integral, or LVOT-VTI, representing a calculation of stroke volume; and (iii) left ventricular fractional shortening, or LVFS, representing a proxy for cardiac output by measuring the change in the size of the left ventricle during a heartbeat. Echocardiographic data were blinded and independently double read by experts at a core laboratory.

Two of the patients enrolled in the study, at the 96 mg dose cohort, had a history of oHCM and presented with provocable LVOT gradients. Following dosing, both patients’ LVOT gradients were reduced (from 42 to 9 and from 28 to 5 mmHg, respectively). These two observations corresponded with reductions in cardiac contractility.

SAD Trial in Healthy Volunteers (MYK-461-002). This randomized, double-blind, placebo-controlled, sequential-group SAD trial studied 48 healthy adult volunteers (36 active, 12 placebo). Similar to our other SAD trial, the objectives were to establish safety and tolerability and to document the PK and PD profiles of single oral doses of MYK-461.

Dosing occurred in six cohorts: 1, 2, 6, 12, 24 and 48 mg of MYK-461 or matching placebo (each cohort was randomized 6:2). MYK-461 was well tolerated at all of these doses. All reported adverse events were mild to moderate in severity; no serious adverse events were reported.

In this trial, we observed that MYK-461 is rapidly absorbed following an oral dose and that plasma concentrations of MYK-461 demonstrate a dose-linear and dose-proportional PK profile, with low inter-subject variability.

Proof of mechanism in healthy volunteers was demonstrated by PD activity at doses of 12 mg and above, with each dose cohort clearly differentiated from placebo. PD activity in this trial was assessed by the same three biomarkers: LVEF, LVOT-VTI and LVFS.

When combined with the results from our other SAD trial, we conclude that proof of mechanism was demonstrated in both healthy volunteers and in HCM patients. At two hours following a single dose of MYK-461, each of these biomarkers, which are independent measures of cardiac contractility, showed dose-dependent reductions across a wide dose range. These results are illustrated in the below graph (data represent mean ± SEM).

SAD Results: Dose-Dependent PD Response at 2 Hours

MAD Trial in Healthy Volunteers (MYK-461-003). This randomized, double-blind, placebo-controlled, sequential-group MAD trial studied 60 healthy adult volunteers (50 active, 10 placebo). The objectives of the MAD trial were to establish the safety, tolerability and PK and PD profiles of repeat doses of MYK-461 in healthy volunteers across a range of potentially therapeutic doses. Additionally, the study sought to generate data sufficient to guide dosage and administration of MYK-461 in subsequent clinical development programs, including our Phase 2 PIONEER-HCM clinical trial.

Doses occurred in five cohorts: 2, 6, 12.5, 18.5 and 25 mg of MYK-461 or matching placebo (each cohort was randomized 10:2). The first four cohorts received repeated daily doses to 28 days; the final cohort (25 mg) received repeated daily doses to 25 days. MYK-461 was well tolerated at all of these doses. All reported adverse events were mild to moderate in severity; no serious adverse events were reported.

Reductions in cardiac contractility were sustained through the study period, with proof of mechanism demonstrated by PD activity at repeated doses of 12.5 mg and above. PD activity in this trial was assessed by the same three biomarkers: LVEF, LVOT-VTI and LVFS. On the twenty-fifth day of repeated dosing of MYK-461, each of these biomarkers showed dose-dependent reductions. These results are illustrated in the graph below (data represent mean ± SEM).

MAD Results: Dose-Dependent PD Response at Day 25

Preclinical Data for MYK-461

Our clinical experience with MYK-461 builds upon preclinical studies of MYK-461 in multiple animal models of HCM. In one such set of experiments, MYK-461 demonstrated disease prevention and reversal in multiple established mouse models that have been genetically modified, each carrying a myosin mutation identified to cause HCM. Results from these experiments were published in February 2016 in Science under the title “A small-molecule inhibitor of sarcomere contractility suppresses hypertrophic cardiomyopathy in mice.” In another set of experiments, MYK-461 demonstrated that it can alleviate LVOT gradient in feline models of obstructive HCM. Results from these experiments were presented in June 2016 at the American College of Veterinary Internal Medicine Forum.

Anticipated Development Pathway

Given the absence of any approved therapies for HCM, no established FDA registration pathway exists for such a therapy. In July 2016, we conducted a formal Type C meeting with the FDA in order to discuss the clinical and regulatory plan for MYK-461.

We intend to incorporate feedback from this meeting to finalize the timing and design, including size and duration, of any additional clinical trial or trials for MYK-461 that we plan to initiate after the conclusion of our PIONEER-HCM trial. We additionally intend to initiate separate Phase 2 clinical trials of MYK-461 in non-obstructive HCM patients and in pediatric HCM patients.

We believe that if approved, MYK-461 would be the first targeted therapy to treat an underlying biomechanical defect leading to HCM.

MYK-491 for Genetic Dilated Cardiomyopathy

MYK-491 is an orally-administered small molecule designed to treat genetic DCM caused by mutations in sarcomeric proteins by restoring normal cardiac muscle contractility in the diseased DCM heart. We are currently performing IND-enabling studies of MYK-491 and intend to initiate a Phase 1 clinical trial in the first half of 2017.

This targeted therapy attempts to counteract one known mechanistic disruption by increasing the number of cross-bridges formed during cardiac muscle contraction, thereby increasing the ensemble force of contraction and improving cardiac output. In multiple preclinical animal models, MYK-491 has been shown to improve cardiac muscle contractility and to improve stroke volume accompanied by a balanced decrease in heart rate. In both experiments, animals were dosed above the expected therapeutic range without adverse events or impact on cardiac rhythms. We believe that if approved, MYK-491 would be the first targeted therapy to treat an underlying biomechanical defect leading to DCM.

Overview of Dilated Cardiomyopathy

DCM is defined broadly as heart failure with reduced ejection fraction in the absence of prior heart attack or other recognized causes. In DCM, the walls of the left ventricle are thin and over-expanded, leading to improper contraction and insufficient blood being pumped by the heart. In contrast to HCM, the sarcomere afflicted by DCM is characterized by reduced overall power output. This condition, also known as hypocontractility, results in a dilated, thin-walled left ventricle that does not supply sufficient blood to the body.

DCM is a life-threatening progressive disease. Once symptoms appear, a patient’s condition typically declines steadily over the next few years. Typical symptoms of DCM include shortness of breath, fatigue, swelling in the extremities or an irregular heartbeat. As the disease progresses, patients become increasingly debilitated and experience persistent shortness of breath, even at rest. Diastolic function, or the heart’s ability to relax and fill with blood, is also impaired because the heart is already expanded. The dilated left ventricle is itself deprived of an adequate supply of oxygen that may contribute to fibrosis and the risk of dangerous heart rhythm disturbances. In addition, whether or not symptoms have appeared, DCM patients are at risk of sudden cardiac death.

The fundamental cause of all DCM is that the heart muscles are not able to contract with sufficient force. In genetic DCM, this lack of power is caused in certain cases by genetic mutations that disrupt the ability of individual myosin motors to form cross-bridges with actin and contribute to overall contraction.

It is estimated that DCM afflicts about one million people in the United States alone, of which approximately 360,000 have genetic DCM and approximately 270,000 patients are ISM+. We plan to initially target patients that represent a subset of all DCM patients that are ISM+.

Current Standard of Care for Patients with Dilated Cardiomyopathy

Similar to HCM, there are currently no approved therapeutic products indicated for the treatment of DCM. Patients are typically prescribed one or more drugs indicated for the treatment of heart failure generally, such as digoxin, diuretics, beta blockers, renin-angiotensin-neprilysin system inhibitors or antagonists and aldosterone antagonists. By treating various signs and symptoms of heart disease and addressing some of the compensatory mechanisms described above, these drugs may reduce overall morbidity and mortality; however, none of the treatments address the underlying cause of disease or modify disease progression. Surgical options available to DCM patients include heart transplantation and use of an implantable cardioverter-defibrillator, a biventricular pacemaker or a left ventricular assist device.

Preclinical Data for MYK-491

MYK-491 is designed to improve contractility in isolated human heart cells by increasing the velocities of contraction and relaxation. This compound likewise has been observed to cause strong increases in contractility in animal models at doses above the expected therapeutic range without adverse events or impact on cardiac rhythms.

MYK-491 Increases Stroke Volume with a Balanced Decrease in Heart Rate

Other preclinical studies have been conducted to support the clinical development of MYK-491. Toxicology and pharmacokinetic studies in rat and dog suggest that MYK-491 has the potential to be safe and well tolerated.

Anticipated Development Plan for MYK-491

We are currently performing IND-enabling studies of MYK-491 and intend to initiate a Phase 1 clinical trial in the first half of 2017. In our clinical development program for MYK-491, we envision SAD and MAD trials in healthy volunteers and DCM patients, which, similar to our approach for MYK-461, will employ a biomarker strategy to evaluate left ventricular contractility to establish early proof of mechanism.

Additional Potential Extensions of our Platform

Beyond HCM and genetic DCM, we are researching defects caused by mutations in proteins that result in other heritable cardiomyopathies such as restrictive cardiomyopathy and left ventricular non-compaction in order to generate precision therapies for those diseases. We believe that the fundamental mechanisms we are targeting in the heart may have applicability in the broader heart failure population. The chemistries we develop to target various components of the sarcomere may also be applicable to skeletal disorders where we can define a parallel linkage between disease-causing mutations in non-cardiac muscle proteins and their resulting biomechanical defects.

Sanofi Collaboration

In August 2014, we entered into a license and collaboration agreement with Aventis Inc., a wholly-owned subsidiary of Sanofi S.A., for the research, development and potential commercialization of pharmaceutical products for the treatment, prevention and diagnosis of HCM and DCM, as well as potential additional indications. For purposes of this presentation, we refer to Sanofi as our co-party to the Collaboration Agreement.

The Collaboration Agreement covers three main research programs: MYK-461 (or HCM-1), MYK-491 (or DCM-1) and HCM-2. Under the Collaboration Agreement, we are responsible for conducting research and development activities pursuant to mutually agreed research and development plans through early human efficacy studies, except for certain specified research activities to be conducted by Sanofi as set forth in the research plan. The proof-of-concept studies contemplated by the Collaboration Agreement are expected to be conducted on a staggered basis.

Prior to the completion of proof of concept, or POC, studies, we will be responsible for development activities for each product. Following the completion of the POC studies, Sanofi will be responsible for worldwide development activities for DCM only. Under the Collaboration Agreement, we retained U.S. rights to MYK-461 and HCM-2, as well as co-commercialization rights to DCM-1 in the United States, at our option. We have granted to Sanofi: (i) worldwide rights to commercialize DCM-1; and (ii) regulatory and commercialization rights outside the United States for the two HCM programs. Sanofi also has the option to co-promote the MYK-461 and HCM-2 programs in the United States only in the event of a potential expanded cardiovascular disease indication outside of the genetically targeted indications for MYK-461 and HCM-2. We will collaborate with Sanofi through the use of various committees, each of which are comprised of three representatives selected by us and three representatives selected by Sanofi, to manage the overall collaboration and coordinate the research of the compounds, as well as monitor, coordinate the development of the compounds and products and monitor and oversee the commercialization activities of the compound and products.

The initial term of the research program is set to end on December 31, 2018. On or before September 1, 2016, we were required to provide Sanofi with all material information for Sanofi to determine if certain criteria have been satisfied, which we provided, and prior to December 31, 2016 Sanofi is then required to provide us with notice of whether it will continue the collaboration. If such notice is not provided or if Sanofi provides notice of its intent to discontinue the collaboration, the Collaboration Agreement will terminate. Sanofi agreed that if it provided notice of its intent to continue the collaboration, the Collaboration Agreement will remain in effect and Sanofi will be required to make a one-time payment to us of $45.0 million, or the Continuation Payment, together with an additional payment in consideration for the purchase of capital stock as described below. If Sanofi provides notice prior to December 31, 2016 that we have not met the criteria, the parties are required to negotiate an amendment to the financial terms of the Collaboration Agreement. If such an amendment is mutually agreed, Sanofi will be required to continue the collaboration and make a payment to us; otherwise the Collaboration Agreement will terminate. Upon termination, we will be granted all rights required to continue to research, develop and commercialize the collaboration programs.

We are required to use diligent efforts to develop, and following the applicable regulatory approval in the United States, to commercialize at least one MYK-461 product and one HCM-2 product in the United States. Sanofi is required to use diligent efforts to develop, and following the applicable regulatory approval in any of France, Germany, Italy, Spain, the United Kingdom, China, Japan and the United States, or the Major Market Countries, to commercialize at least one DCM-1 product in each Major Market Country, at least one MYK-461 product in each Major Market Country (other than the United States) and at least one HCM-2 product in each Major Market Country (other than the United States).

Under the Collaboration Agreement, we granted Sanofi several co-exclusive, royalty-bearing licenses, as well as an exclusive (even with regards to us), royalty-bearing license to certain of our intellectual property and our rights in jointly-owned intellectual property created under the collaboration, to develop and manufacture, and to commercialize in the territories licensed to Sanofi, the compounds and products subject to the collaboration, as well as any companion diagnostics we may develop for such products. In addition, Sanofi granted to us several co-exclusive, royalty-bearing licenses, as well as an exclusive (even with regards to Sanofi), royalty-bearing license to certain of Sanofi’s intellectual property and its rights in jointly owned intellectual property, created under the collaboration, to develop and manufacture, and to commercialize in the retained territories, the applicable compounds and products, as well as companion diagnostics for such products.

Under the Collaboration Agreement, we were originally eligible to receive up to $200.0 million in upfront and milestone payments, equity investments and research and development support. To date, of such amount, we have received from Sanofi an initial non-refundable upfront cash payment of $35.0 million and equity investments totaling $24.0 million across multiple financing rounds, including an investment in our initial public offering. The total payments we were originally eligible to receive also includes the $45.0 million Continuation Payment, a $25.0 million milestone-based payment contingent on the submission of an IND for any DCM-1 product in a Major Market Country, and an obligation from Sanofi to purchase an additional $40.0 million of our capital stock if Sanofi provides notice of its intent to continue the collaboration prior to December 31, 2016. Under the Collaboration Agreement, Sanofi’s obligation to purchase the additional $40.0 million of our capital stock (which was reduced by $5.0 million for its purchase of the Series B redeemable convertible preferred stock) terminated in connection with the consummation of our initial public offering (IPO). Additionally, we are eligible to receive up to $45.0 million of approved in-kind research and clinical activities. We are also eligible to receive from Sanofi tiered royalties ranging from the mid-single digits to the mid-teens on net sales of certain products under the Collaboration Agreement, and we have agreed to pay Sanofi tiered royalties ranging from the mid-single digits to the low teens on net sales of MYK-461 and HCM-2 products in the United States. The royalties payable under the Collaboration Agreement are subject to certain offsets and reductions. In addition to these amounts, Sanofi may also be responsible for certain additional costs and expenses relating to the collaboration, including a percentage of the registration program costs for MYK-461 and the HCM-2 and DCM-1 programs.

Unless earlier terminated during the initial research term as described above, the Collaboration Agreement will continue on a country-by-country and product-by-product basis until the expiration of the applicable royalty term for the applicable product in the applicable country, subject to certain exceptions. Sanofi may, upon written notice to us prior to December 31, 2016, terminate the Collaboration Agreement in its entirety effective December 31, 2016. The Collaboration Agreement will be deemed terminated on December 31, 2018 with respect to all compounds and products from a program for which POC studies have not been completed unless Sanofi agrees before such date to fund up to an aggregate of $15.0 million for the applicable program. Additionally, at any time after December 31, 2018, Sanofi may, upon prior written notice to us, terminate the Collaboration Agreement for convenience in its entirety or on a region-by-region or program-by-program basis with respect to selected regions. The Collaboration Agreement is also subject to termination by either party upon a material breach by the other party, subject to a notice and cure period, or upon a bankruptcy, insolvency or similar event affecting the other party. We also have the right to terminate the Collaboration Agreement in the event of certain patent challenges by Sanofi or its affiliates.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our drug candidates, novel biological discoveries, screening and drug development technology and other know-how, to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing of intellectual property to develop and maintain our proprietary position.

As for the pharmaceutical products we develop and commercialize, as a normal course of business, we intend to pursue composition-of-matter patents, where possible, and dosage and formulation patents, as well as method-of-use patents on novel indications for known compounds. We also seek patent protection with respect to novel biological discoveries, including new targets. We may also pursue patents with respect to our proprietary screening and drug development processes and technology. We may also seek patent protection, either alone or jointly with our collaborators, as our collaboration agreements may dictate.

Our patent estate includes 2 issued U.S. patents, 4 pending patent applications, 2 pending Patent Cooperation Treaty, or PCT, applications, 34 international patent applications and 1 additional U.S. provisional application, all of which are exclusively owned by us, with claims relating to all of our current clinical-stage drug candidates. With respect to our lead drug candidates in the HCM program, we exclusively own one issued U.S. patent, one pending U.S. patent application, and 34 international patent applications relating to the chemical composition of MYK-461 and use thereof.

Individual patents extend for varying periods depending on the date of filing of the patent application and the legal term of patents in the countries in which they are obtained. Generally, patents issued for applications filed in the United States are effective for twenty years from the earliest effective filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period. However, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also twenty years from the earliest effective filing date. Our allowed patent applications are expected to expire in 2034. However, the actual protection afforded by a patent varies on a product by product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Furthermore, the patent positions of biotechnology and some pharmaceutical products and processes like those we may develop and commercialize are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in such patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries can diminish our ability to protect our inventions and enforce our intellectual property rights and more generally could affect the value of intellectual property. Accordingly, we cannot predict the breadth of claims that may be granted or enforced in our patents or in third-party patents. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Our ability to maintain and solidify our proprietary position for our drugs and technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of the patent applications that we may file or license from third parties will result in the issuance of any patents. The issued patents that we own or may receive in the future may be challenged, invalidated or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may be able to independently develop and commercialize similar drugs or duplicate our technology, business model or strategy without infringing our patents.

Because of the extensive time required for clinical development and regulatory review of a drug we may develop, it is possible that, before any of our drugs can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any such patent.

In addition to patents, we rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our commercial partners and selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our drugs or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future drugs may have a material adverse impact on us.

In addition, substantial scientific and commercial research has been conducted for many years in the areas in which we have focused our development efforts, which has resulted in third parties having a number of issued patents and pending patent applications. Patent applications in the United States and elsewhere are published only after eighteen months from the priority date. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Therefore, patent applications relating to drugs similar to MYK-461 and any future drugs, discoveries or technologies we might develop may have already been filed by others without our knowledge.

Manufacturing

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently depend on third-party contract manufacturing organizations, or CMOs, for all of our requirements of raw materials, drug substance and drug product for our preclinical research and our ongoing and planned clinical trials of MYK-461 and MYK-491. We have not entered into long-term agreements with our current CMOs. We intend to continue to rely on CMOs for later-stage development and commercialization of MYK-461 and MYK-491, as well as the development and commercialization of any other product candidates that we may identify. Although we rely on CMOs, we have personnel and third-party consultants with extensive manufacturing experience to oversee the relationships with our contract manufacturers.

We believe the synthesis of the drug substances for MYK-461 and MYK-491 is reliable and reproducible from readily available starting materials, and the synthetic routes are amenable to large-scale production and do not require unusual equipment or handling in the manufacturing process. We have obtained an adequate supply of the drug substances for MYK-461 and MYK-491 from our CMO partners to satisfy our immediate clinical and preclinical demands. We have implemented improvements to our drug substance manufacturing process to further facilitate production capacity adequate to meet future development and commercial demands.

Drug product formulation development for MYK-461 is in progress. We have contracted with a third-party manufacturer capable of both formulation development and drug product manufacturing through early commercialization. We may identify a second drug product manufacturer in the future to add additional capacity and redundancy to our supply chain. For future development and commercialization, we intend to develop a refined tablet formulation and may develop alternate formulations for the adolescent and children/infant populations.

Sales and Marketing

We have exclusive U.S. commercial rights to two of our three current programs (MYK-461 and HCM-2) and U.S. co-promotion rights to MYK-491 subject to the collaboration with Sanofi, and have worldwide rights to

LUS-1 and our future programs. We believe that we can maximize the value of our products by retaining substantial commercialization rights to our product candidates and, where appropriate, entering into collaborations for specific therapeutic indications or geographic territories.

Our current strategy is to market our initial HCM and DCM products using a dedicated, direct sales force focused on cardiomyopathy specialists and targeted cardiologists in the United States. These physicians are typically affiliated with leading hospitals and medical centers and tend to have well-established referral networks. We believe they represent a concentrated prescriber base that can be appropriately managed with a specialty care sales model.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our scientific knowledge, technology and development experience, our precision medicine platform and our pioneering culture provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Any therapeutic candidates that we successfully develop and commercialize will compete with existing products and new products that may become available in the future.

Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of treatments and the commercialization of those treatments. Accordingly, our competitors may be more successful than us in obtaining approval for treatments and achieving widespread market acceptance.

In the field of heart failure drug development, our principal competitors include Amgen Inc., Bayer AG, Bristol-Myers Squibb Company, C.H. Boehringer Sohn AG & Co. KG, Gilead Sciences, Inc., Novartis AG and Takeda Pharmaceutical Company Limited. Specific to our initial drug discovery and development focus areas, it is believed that Gilead Sciences, Inc., Heart Metabolics Limited, miRagen Therapeutics, Inc. and Novartis AG have ongoing programs in HCM and that Array BioPharma Inc., Capricor Therapeutics, Inc., Kasiak Research Pvt Ltd., Novartis AG, Vericel Corp. and Zensun (Shanghai) Sci. &Tech. Co., Ltd. have ongoing programs in DCM. Additionally, there may be other companies pursuing therapeutic candidates from which we face current or future competition.

Employees

As of June 30, 2016, we had 71 full-time employees. Of these employees, 49 are engaged in research and development. Our employees are not represented by labor unions or covered by collective bargaining agreements, and we have never had a work stoppage. We consider our relationship with our employees to be good.

Corporate Information

We were incorporated in Delaware in June 2012. Our principal executive offices are located at 333 Allerton Ave., South San Francisco, California 94080. Our telephone number is (650) 741-0900 and our e-mail address is info@myokardia.com. Our Internet website address is www.myokardia.com. No portion of our website is incorporated by reference into this prospectus.

We completed our initial public offering, or IPO, in November 2015, pursuant to which we sold 6,253,125 shares of common stock, at a public offering price of $10.00 per share, the net proceeds of which totaled approximately $55.6 million after deducting underwriting discounts and commissions and offering expenses incurred by us. We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We would cease to be an emerging growth company on the date that is the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

You are advised to read this prospectus in conjunction with other reports and documents that we file from time to time with the Securities and Exchange Commission, or SEC. In particular, please read our final prospectus filed with the SEC on October 29, 2015 under Rule 424(b) of the Securities Act of 1933, as amended, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K that we may file from time to time. You may obtain copies of these reports directly from us or from the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. In addition, the SEC maintains information for electronic filers (including MyoKardia, Inc.) at its website at www.sec.gov. The public may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We make our periodic and current reports available on our internet website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Facilities

We lease approximately 34,409 square feet of office space in South San Francisco, California under a lease that expires in January 19, 2020. We believe that our existing facilities and other available properties will be sufficient for our needs for the foreseeable future.

Legal Proceedings

As of the date of this prospectus, we were not party to any material legal matters or claims. In the future, we may become party to legal matters and claims arising in the ordinary course of business, the resolution of which we do not anticipate would have a material adverse impact on our financial position, results of operations or cash flows.

PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of our common stock as of August 31, 2016, by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of our capital stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of our common stock if that person has a right to acquire ownership within 60 days by the exercise of options. A person is also deemed to be a beneficial owner of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Percentage of beneficial ownership in the table below is based on 27,024,893 shares of common stock outstanding as of August 31, 2016, and                  shares of common stock outstanding after the completion of this offering. The table below assumes that the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, we will sell an aggregate of                  additional shares of common stock. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 31, 2016 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o MyoKardia, Inc., 333 Allerton Ave., South San Francisco, CA 94080.

Name and Address of Stockholder	Number of Shares Beneficially Owned before Offering	Number of Shares Beneficially Owned after Offering	Percentage of Shares Beneficially Owned before Offering	Percentage of Shares Beneficially Owned after Offering
5% or Greater Stockholders
Entities affiliated with Wellington Management Company(1) 280 Congress Street Boston, MA 02110	1,467,089		5.4%		%
Entities affiliated with Third Rock Ventures(2) 29 Newbury Street Boston, MA 02116	10,884,352		40.3%		%
Entities affiliated with Fidelity(3) 245 Summer Street Boston, MA 02210	3,936,446		14.6%		%
Entities affiliated with Sanofi(4) 54 Rue La Boetie 75008 Paris (France)	3,218,899		11.9%		%

Name and Address of Stockholder	Number of Shares Beneficially Owned before Offering	Number of Shares Beneficially Owned after Offering	Percentage of Shares Beneficially Owned before Offering		Percentage of Shares Beneficially Owned after Offering
Executive Officers and Directors
Tassos Gianakakos(5)	771,517		2.8%			%
Robert McDowell, M.D.(6)	122,846		*	%		%
Joseph Lambing, M.D.(7)	127,422		*	%		%
Sunil Agarwal, M.D.(8)	6,874		*	%		%
Mary Cranston(9)	6,416		*	%		%
Charles Homcy, M.D.(10)	207,747		*	%		%
Mark Perry(11)	34,523		*	%		%
Kevin Starr(12)	10,888,018		*	%		%
Eric Topol, M.D.(13)	15,457		*	%		%
All directors and executive officers as a group (12 persons)(14)	1,885,775		6.2%			%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Based solely on a report on Schedule 13G filed on February 16, 2016 and consists of 1,467,089 shares of common stock held by clients of Wellington Management Group LLP (“Wellington”). Wellington may be deemed to beneficially own these shares in its capacity as investment adviser. The address of the beneficial owner is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(2)	Based solely on a report on Schedule 13G filed with the SEC on February 10, 2016 (the “Report”), which indicates that (i) Third Rock Ventures II, L.P. (“TRV II LP”) directly owned, and had shared voting power and dispositive power over, 9,387,754 shares of common stock and (ii) Third Rock Ventures III, L.P. (“TRV III LP”) directly owned, and had shared voting power and dispositive power over 1,496,598 shares of common stock. Each of Third Rock Ventures GP II, L.P. (“TRV GP II”), the sole general partner of TRV II LP, and TRV GP II, LLC (“TRV GP II LLC”), the sole general partner of TRV GP II, and Mark Levin, Kevin P. Starr and Robert I. Tepper, the managing members of TRV GP II LLC, may be deemed to have voting and investment power over the shares held of record by TRV II LP, and each of Third Rock Ventures GP III, LP (“TRV GP III”), the sole general partner of TRV III LP, and TRV GP III, LLC (“TRV GP III LLC”), the sole general partner of TRV GP III, and Mark Levin, Kevin P. Starr and Robert I. Tepper, the managing managers of TRV GP III LLC, may be deemed to have voting and investment power over the shares held of record by TRV III LP.
(3)	Based solely on a report on Schedule 13G/A filed with the SEC on February 12, 2016, which indicates that (i) FMR, LLC has sole dispositive power over 3,936,446 shares of common stock, (ii) Abigail P. Johnson had sole dispositive power over 3,936,446 shares of common stock and (iii) Select Biotechnology Portfolio has sole voting power over 2,620,490 shares of common stock. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(4)	Based solely on a report on Schedule 13G/A filed with the SEC on February 12, 2016, which indicates that Sanofi had sole voting power and shared dispositive power with respect to 3,218,899 shares of common stock.
(5)	Consists of: (i) 204,081 shares of common stock, held by The Tassos Gianakakos 2015 Annuity Trust, Dated September 25, 2015, (ii) 484,444 shares of common stock, of which 199,762 shares are subject to our right of repurchase as of August 31, 2016 held by Mr. Gianakakos and (iii) options to purchase 82,992 shares of common stock that are exercisable within 60 days of August 31, 2016, held by Mr. Gianakakos. Mr. Gianakakos as trustee has sole dispositive power over the shares held by the Tassos Gianakakos 2015 Annuity Trust, Dated September 25, 2015.
(6)	Consists of: options to purchase 122,846 shares of common stock that are exercisable within 60 days of August 31, 2016 held by Dr. McDowell.
(7)	Consists of: 122,320 shares of common stock, of which 58,559 are subject to our right to repurchase as of August 31, 2016, and options to purchase 5,102 shares of common stock that are exercisable within 60 days of August 31, 2016 held by Dr. Lambing.
(8)	Consists of options to purchase 6,874 shares of common stock that are exercisable within 60 days of August 31, 2016 held by Dr. Agarwal. Dr. Agarwal was appointed to the Board of Directors in March 2016.
(9)

Consists of options to purchase 6,416 shares of common stock that are exercisable within 60 days of August 31, 2016 held by Ms. Cranston. Ms. Cranston was appointed to the Board of Directors in April 2016.

(10)	Consists of: 198,639 shares of common stock held by Dr. Homcy, 5,442 shares of common stock held by the Charles J. Homcy Irrevocable Trust UA February 18, 1999 Thomas P. Reilly TR FBO of Joseph Homcy, and options to purchase 3,666 shares of common stock that are exercisable within 60 days of August 31, 2016 held by Dr. Homcy. Dr. Homcy is affiliated with TRV II LP and TRV III LP.
(11)	Consists of: 25,408 shares of common stock held by Mr. Perry and options to purchase 9,115 shares of common stock that are exercisable within 60 days of August 31, 2016 held by Mr. Perry.
(12)	Consists of: 10,884,352 shares of common stock held by TRV II LP and TRV III LP based on the Report referenced in footnote 2 and options to purchase 3,666 shares of common stock that are exercisable within 60 days of August 31, 2016 held by Mr. Starr. Mr. Starr is affiliated with TRV II LP and TRV III LP. Each of TRV II GP, the general partner of TRV II LP, and TRV II LLC, the general partner of TRV II GP, and Mark Levin, Kevin Starr and Robert Tepper, the managers of TRV II LLC, may be deemed to have voting and investment power over the shares held of record by TRV II LP, and each of TRV III GP, the general partner of TRV III LP, and TRV III LLC, the general partner of TRV III GP, and Mark Levin, Kevin Starr and Robert Tepper, the managers of TRV III LLC, may be deemed to have voting and investment power over the shares held of record by TRV III LP. No stockholder, director, officer, manager, member or employee of TRV II GP, TRV III GP, TRV II LLC or TRV III LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by TRV II LP or TRV III LP.
(13)	Consists of options to purchase 15,457 shares of common stock that are exercisable within 60 days of August 31, 2016 held by Dr. Topol. Dr. Topol joined our Board in September 2015.
(14)	Includes the number of shares beneficially owned by the named executive officers and directors listed in the above table, as well as (i) 83,048 shares of common stock, of which 39,116 shares are subject to our right of repurchase as of August 31, 2016 and options to purchase 11,820 shares of common stock that are exercisable within 60 days of August 31, 2016, held by Jacob Bauer, (ii) 240,997 shares of common stock held by Jonathan C. Fox of which 19,683 shares are subject to our right of repurchase as of August 31, 2016, and (iii) 40,816 shares of common stock, of which 22,960 are subject to our right to repurchase as of August 31, 2016 and options to purchase 8,545 shares of common stock that are exercisable within 60 days of August 31, 2016, held by Steven Chan.

DESCRIPTION OF CAPITAL STOCK

Upon the completion of this offering, and assuming the same capitalization as of June 30, 2016, our authorized capital stock will consist of 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, all of which will be undesignated, and there will be                  shares of common stock outstanding and no shares of preferred stock outstanding. As of September 14, 2016, we had approximately 55 record holders of our capital stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

In addition, upon the completion of this offering, and assuming the same capitalization as of June 30, 2016, options to purchase 2,044,636 shares of our common stock will be outstanding and 1,067,037 shares of our common stock will be reserved for future grants under our equity incentive plans.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries of material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue one class of common stock. Holders of our common stock do not have cumulative voting rights in the election of directors. Except as described under “Antitakeover Effects of Delaware Law and Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws” below, a majority vote of the holders of common stock is generally required to take action under our amended and restated certificate of incorporation and bylaws. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights and no sinking fund provisions are applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Our board of directors can designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deferring or preventing a change in control of our company, which might harm the market price of our common stock. See also “Antitakeover Effects of Delaware Law and Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws—Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws—Undesignated preferred stock” below.

Our board of directors will make any determination to issue such shares based on its judgment as to our company’s best interests and the best interests of our stockholders. We have no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock following completion of this offering.

Registration Rights

The holders of approximately 10.9 million shares of our common stock, or their permitted transferees, which we refer to as our registrable securities, are entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of the investor rights agreement. The investor rights agreement includes demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses incurred in connection with registrations under the investor rights agreement will be borne by us, and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered. The investor rights agreement does not provide for any penalties for delays in registering our registrable securities.

Demand Registration Rights

The holders of our registrable securities are entitled to demand registration rights. Under the terms of the investor rights agreement, we will be required, upon the request of holders of at least 25% of our outstanding registrable securities, to file a registration statement with an anticipated offering amount of at least $3.0 million and use commercially reasonable efforts to effect the registration of these shares for public resale. We are required to effect up to two registrations pursuant to this provision of the investor rights agreement.

Short Form Registration Rights

The holders of our registrable securities are also entitled to short form registration rights. Pursuant to the investor rights agreement, if we are eligible to file a registration statement on Form S-3, upon the request of holders of at least 25% of our outstanding registrable securities to sell registrable securities with an anticipated aggregate offering amount of at least $1.0 million net of certain expenses related to the offering, we will be required to use our commercially reasonable efforts to effect a registration of such shares. We are required to effect up to two registrations in any twelve month period pursuant to this provision of the investor rights agreement.

Piggyback Registration Rights

The holders of our registrable securities are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of our outstanding registrable securities are entitled to include their shares in the registration. Subject to certain exceptions contained in the investor rights agreement, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters determine that marketing factors require a limitation of the number of shares to be underwritten.

Indemnification

Our investor rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expenses of Registration

We will pay the registration expenses, subject to certain limited exceptions contained in the investor rights agreement, of the holders of the shares registered pursuant to the demand, short form and piggyback registration rights described above, including the expenses of one counsel for the selling holders.

Expiration of Registration Rights

The registration rights granted under the investor rights agreement will terminate upon the earlier of (i) certain events constituting a sale of the company, (ii) the consummation of a transaction or series of transactions in which a person, or a group of persons, acquires from our stockholders, shares representing more than 50% of our outstanding voting stock, (iii) at such time when all registrable securities could be sold under Rule 144 of the Securities Act or a similar exemption without limitation during a three-month period without registration or (iv) the third anniversary of our IPO.

Antitakeover Effects of Delaware Law and Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of the Delaware General Corporation Law and of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with our amended and restated certificate of incorporation, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our amended and restated certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No written consent of stockholders. Our amended and restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholder without holding a meeting of stockholders.

Meetings of stockholders. Our amended and restated bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our amended and restated bylaws.

Amendment to certificate of incorporation and bylaws. As required by the Delaware General Corporation Law, any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our amended and restated certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our amended and restated certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock. Our amended and restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors’ broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc. The transfer agent and registrar’s address is 211 Quality Circle, Suite 210, College Station, TX 77845.

Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “MYOK.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of September     , 2016, upon completion of this offering,                  shares of common stock will be outstanding, assuming no exercise by the underwriters of their option to purchase additional shares and no exercise of outstanding options. All of the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements as described below. Following the expiration of the lock-up period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701 under the Securities Act. “Restricted securities” as defined under Rule 144 of the Securities Act were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or qualified for an exemption from registration, such as under Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares then outstanding, which will equal approximately shares immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of shares outstanding as of September , 2016; or

•	the average weekly trading volume of our common stock on The NASDAQ Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sales both by affiliates and persons selling on behalf of our affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, or Rule 701, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. However, certain Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

In connection with this offering, we and our executive officers and directors have agreed with the underwriters that for a period of 90 days after the date of this prospectus, and holders of approximately

10.9 million shares of our outstanding common stock have agreed with the underwriters that for a period of 45 days after the date of this prospectus, subject to certain exceptions, we and they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. Credit Suisse Securities (USA) LLC and Cowen and Company, LLC may, in their sole discretion, at any time, release all or any portion of the shares from the restrictions in these agreements.

Rule 10b5-1 Trading Plans

Certain of our employees, officers and directors have adopted or may adopt written plans, known as Rule 10b5-1 trading plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis to diversify their assets and investments. Under these 10b5-1 trading plans, a broker may execute trades pursuant to parameters established by the officer or director when entering into the plan, without further direction from such officer or director. Such sales would not commence until the expiration of the applicable lock-up agreements entered into by such officer or director in connection with this offering.

Registration Rights

We are party to an investor rights agreement which provides that holders holding approximately 10.9 million shares of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing. See “Description of Capital Stock—Registration Rights” in this prospectus. Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration, subject to the expiration of the lock-up period described above and under “Underwriting” in this prospectus, and to the extent such shares have been released from any repurchase option that we may hold.

Equity Incentive Plans

We have filed a Form S-8 registration statement under the Securities Act to register shares of our common stock subject to options outstanding or reserved for issuance under our equity incentive plans. Shares covered by this registration statement are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any lock-up agreements. For a more complete discussion of our equity incentive plans, see our Definitive Proxy Statement for our 2016 annual meeting of stockholders, as filed with the SEC on April 28, 2016.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO

NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Internal Revenue Code of 1986, as amended, or the Code) have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a United States person under applicable U.S. Treasury Regulations.

A modified definition of “non-U.S. holder” applies for U.S. federal estate tax purposes (as discussed below).

This discussion is based on current provisions of the Code, existing, temporary, and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of state, local or non-U.S. taxes, alternative minimum tax, the Medicare contribution tax on net investment income, or any other U.S. federal taxes other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	certain U.S. expatriates;

•	persons who have elected to mark securities to market; or

•	persons that acquire our common stock as compensation for services.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other entities that are transparent for U.S. federal income tax purposes or persons who hold their common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend on the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. A person treated as a partner in a partnership or who holds their stock through another transparent entity should consult their own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of our common stock.

Distributions on our Common Stock

We do not anticipate paying any dividends on our capital stock in the foreseeable future. See “Dividend Policy” above in this prospectus. However, in the event that we do pay distributions of cash or property on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale of such stock, subject to the tax treatment described below under the heading “Gain on Sale, Exchange or Other Taxable Disposition of Common Stock.”

Subject also to the discussions below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” and the discussion in the following paragraph regarding income effectively connected with a U.S. trade or business, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax described above if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-U.S. holder must generally provide us or the applicable withholding agent with a properly executed IRS Form W-8ECI certifying such exemption. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) certifying qualification for the lower treaty rate and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide its U.S. taxpayer identification number.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussions below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, may also apply on such effectively connected gain;

•	the non-U.S. holder is a non-resident alien individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which the non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	we are or were a “U.S. real property holding corporation” during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock, unless our common stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and the non-U.S. holder owned no more than five percent of our outstanding common stock, directly or indirectly, during such period. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we have not been and are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We (or the applicable paying agent) must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 28%) with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker that is a United States person (within the meaning of the Code) or that has substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the Foreign Account Tax Compliance Act and associated guidance, or collectively, FATCA, will generally impose a 30% withholding tax on any “withholdable payment” (as defined below) to a “foreign financial institution,” unless such institution enters into an agreement with the U.S. government to deduct and withhold a 30% tax on certain payments made by such foreign financial institution and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or another applicable exception applies or such institution is compliant with applicable foreign law enacted in connection with an applicable intergovernmental agreement between the United States and a foreign jurisdiction. FATCA will also generally impose a 30% withholding tax on any “withholdable payment” (as defined below) to a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity (which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity), if any, or another applicable exception applies or such entity is compliant with applicable foreign law enacted in connection with an applicable intergovernmental agreement between the United States and a foreign jurisdiction. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Under final regulations and other current guidance, “withholdable payments” generally include dividends on our common stock and will include the gross proceeds of a disposition of our common stock on or after January 1, 2019. The FATCA withholding tax will apply regardless of whether a payment would otherwise be exempt from or not subject to U.S. nonresident withholding tax (e.g., as capital gain).

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax consequences is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws or under the tax laws of an applicable income tax treaty.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Cowen and Company, LLC are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Cowen and Company, LLC
BMO Capital Markets Corp.

Total

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to $             in additional shares of our common stock from us at the public offering price, less the underwriting discounts and commissions.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel including the validity of the shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of the shares by the underwriters is also subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to $        per share. After the offering the representatives may change the public offering price and selling concession to broker/dealers.

The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us

We estimate that our out of pocket expenses for this offering (not including any underwriting discounts and commissions) will be approximately $        million. We have agreed to reimburse the underwriters for expenses of up to $        related to clearance of this offering with the Financial Industry Regulatory Authority, Inc., or FINRA.

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed     % of the shares of common stock being offered.

We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus. The restrictions described in this paragraph do not apply to (a) grants of employee stock options or other equity-based awards pursuant to the terms of our equity inventive plans, (b) issuances of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to the exercise of such options or other equity-based awards, (c) issuances of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or option or (d) the issuance of shares of our common stock in this offering, provided in the case of clauses (b) and (c), the recipients of such shares of our common stock or securities agree to be bound by a lockup letter in the form executed by our directors, officers and existing securityholders.

Our officers, directors and one of our affiliated stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of , in the case of our officers and directors, 90 days, or, in the case of one of our affiliated stockholders, 45 days after the date of this prospectus. If, prior to the expiration of such period, a request to release securities subject to a lock-up agreement is received, the representatives will consider, among other factors, such holder’s reasons for requesting the release, the number of securities for which the release is being requested and market conditions at the time. The restrictions described in this paragraph do not apply to:

(a) any shares of our common stock acquired by the lock-up signatory in the offering or in the open market (other than shares purchased by our directors and officers pursuant to our directed share program);

(b) the exercise with cash of stock options or other similar awards granted pursuant to our equity incentive plans, provided that such restrictions shall apply to any of the lock-up signatory’s shares of common stock issued upon such exercise or the cashless exercise of stock options (the term cashless exercise being intended to include the surrender of a portion of the option shares or previously owned shares to the Company to cover payment of the exercise price) for the purposes of exercising such stock options solely in the case of termination of employment or board service following death, disability or other than for cause (including any such transfer in respect of tax liabilities arising from such exercise) if such options would otherwise expire;

(c) the establishment of any contract, instruction or plan (a “Plan”), that satisfies all of the requirements of Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that no sales of the lock-up signatory’s shares of common stock shall be made pursuant to such a Plan prior to the expiration of the applicable period referred to above;

(d) transfers of our common stock or other securities as a bona fide gift or gifts not involving a disposition for value or for bona fide estate planning purposes, as a bona fide gift to a charity or educational institution, transfers to a member or members of the lock-up signatory’s family or to a trust, the direct or indirect beneficiaries of which are the lock-up signatory and/or a member or members of the lock-up signatory’s family, by testate succession or intestate distribution, if the undersigned is a trust, to any beneficiary of the undersigned or to the estate of any such beneficiary, distributions not involving a disposition for value of shares of our common stock or such other securities to members, partners or stockholders of, or owner of a similar equity interest in, the lock-up signatory or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the lock-up signatory, or transfers of our common stock or any security convertible into or exchangeable for shares of our common stock that occurs by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or other court order provided that each donee, distributee or transferee, as the case may be, agrees to be subject to the same restrictions as the lock-up signatory; and

(e) the transfer of the lock-up signatory’s shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock to us pursuant to any contractual arrangement in effect on the date of the lock-up agreement that provides for the repurchase of the lock-up signatory’s shares of common stock or such other securities by us or in connection with the termination of the lock-up signatory’s employment or other service relationship with us.

In the case of a transfer or distribution pursuant to clause (a), no filing under the Exchange Act or other public announcement shall be required or voluntarily made by or on behalf of the transferree during the applicable period referred to above with respect to the subsequent sales of such shares of common stock acquired by the lock-up signatory in the offering or in the open market. In the case of any transfer or distribution pursuant to clause (b) or (c), no filing under the Exchange Act or other public announcement shall be required or voluntarily made during the applicable period referred to above. In the case of a transfer or distribution pursuant to clause (d), no filing under the Exchange Act or other public announcement shall be required or voluntarily made by any party (other than a filing on Form 5 after the expiration of the applicable period referred to above).

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect and liabilities incurred in connection with the directed share program referred to below.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “MYOK.”

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, creating a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions and syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each such Member State, a “Relevant Member State”) each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of our common stock to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common stock shall require the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in each Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity, within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of the shares in circumstances in which Section 21 of the FSMA does not apply to us; and

(b) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

This prospectus is directed solely at persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) of The Financial Services and Markets Act (Financial Promotion) Order 2005 (all such persons together being referred to as Relevant Persons). This prospectus must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in with Relevant Persons only.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the shares described herein. The shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the shares have been or will be filed with or approved by any Swiss regulatory authority. The shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority, or FINMA, and investors in the shares will not benefit from protection or supervision by such authority.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Goodwin Procter LLP, San Francisco, California and for the underwriters by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed and incorporated by reference as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus or incorporated by reference concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed or incorporated by reference as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus or incorporated by reference relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street, NE, Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the web site of the SEC referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (SEC File No. 001-37609):

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 12, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 9, 2016;

•	our Current Reports on Form 8-K filed with the SEC on February 5, 2016, February 23, 2016 (as to Item 5.02 only), March 8, 2016 (as to Item 5.02 only), April 13, 2016 (as to Item 5.02 only), June 8, 2016, July 11, 2016 and September 12, 2016; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 27, 2015, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Investor Relations, MyoKardia, Inc., 333 Allerton Ave., South San Francisco, CA 94080; telephone: (650) 741-0900.

You also may access these filings on our website at www.myokardia.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

                 Shares

Common Stock

Prospectus

Credit Suisse	Cowen and Company	BMO Capital Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by MyoKardia, Inc. (the “Company” or the “Registrant”) in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount
SEC registration fee	$7,527
FINRA filing fee	11,713
Printing and engraving expenses	100,000
Legal fees and expenses	250,000
Accounting fees and expenses	195,000
Transfer agent and registrar fees	10,000
Miscellaneous	75,760

Total	$650,000

Item 14. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

The Company’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Company’s amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on the Company’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Company’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Company has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Company intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by law.

The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of the Company, and its executive officers and directors, and indemnification of the underwriters by the Company for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

The Company intends to maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Issuances of Capital Stock

On March 21, 2013, we issued 204,081 shares of our common stock to one investor for an aggregate consideration of $37,500.00.

On April 12, 2013, we issued 5,400,000 shares of our Series A redeemable convertible preferred stock to one investor for an aggregate consideration of $5,400,000.00.

On October 16, 2013, we issued 5,250,000 shares of our Series A redeemable convertible preferred stock to two investors for an aggregate consideration of $5,250,000.00.

On February 4, 2014, we issued 8,000,000 shares of our Series A redeemable convertible preferred stock to one investor for an aggregate consideration of $8,000,000.00.

On June 18, 2014, we issued 5,000,000 shares of our Series A redeemable convertible preferred stock to two investors for an aggregate consideration of $5,000,000.00.

On July 29, 2014, we issued 6,000,000 shares of our Series A redeemable convertible preferred stock to two investors for an aggregate consideration of $6,000,000.00.

On August 1, 2014, we issued 6,666,667 shares of our Series A-1 redeemable convertible preferred stock to one investor for an aggregate consideration of $10,000,000.50.

On April 20, 2015, we issued 15,213,358 shares of our Series B redeemable convertible preferred stock to eight investors for an aggregate consideration of $40,999,999.81.

On April 28, 2015, we issued 1,855,288 shares of our Series B redeemable convertible preferred stock to one investor for an aggregate consideration of $5,000,001.16.

No underwriters were used in the foregoing transactions. We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D, or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about our company.

Grants of Stock Options and Restricted Stock under the 2012 Plan.

From January 1, 2013 through October 28, 2015, the date of effectiveness of the registration statement on Form S-1 for our initial public offering, we granted stock options to purchase an aggregate of 3,242,583 shares of our common stock, with exercise prices ranging from $0.18375 to $4.0425 per share, to employees, directors and consultants pursuant to our 2012 Equity Incentive Plan, or the 2012 Plan. The issuances of these securities were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2), as a transaction by an issuer not involving a public offering. Since October 28, 2015, we have not granted stock options or shares of restricted stock that were not registered under our registration statement on Form S-8 (File No. 333-207674) on October 29, 2015.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

None.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on the 16th day of September, 2016.

MYOKARDIA, INC.

By:	/s/ T. Anastasios Gianakakos
T. Anastasios Gianakakos
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints T. Anastasios Gianakakos and Steven Chan and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ T. ANASTASIOS GIANAKAKOS T. ANASTASIOS GIANAKAKOS	President, Chief Executive Officer and Director (Principal Executive Officer)	September 16, 2016

/s/ JACOB BAUER JACOB BAUER	Senior Vice President, Finance and Corporate Development (Principal Financial Officer)	September 16, 2016

/s/ STEVEN CHAN STEVEN CHAN	Vice President, Corporate Controller (Principal Accounting Officer)	September 16, 2016

/s/ SUNIL AGARWAL, M.D. SUNIL AGARWAL, M.D.	Director	September 16, 2016

/s/ MARY B. CRANSTON MARY B. CRANSTON	Director	September 16, 2016

/s/ CHARLES HOMCY, M.D. CHARLES HOMCY, M.D.	Director	September 16, 2016

Signature	Title	Date

/s/ MARK L. PERRY MARK L. PERRY	Director	September 16, 2016

/s/ KEVIN STARR KEVIN STARR	Director	September 16, 2016

/s/ ERIC J. TOPOL, M.D. ERIC J. TOPOL, M.D.	Director	September 16, 2016

Exhibit Index

Exhibit Number	Exhibit Title	Form	Incorporated by Reference		Filing Date
			File No.	Exhibit
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of the Registrant	10-Q	001-37609	3.1	November 18, 2015
3.2	Amended and Restated Bylaws of the Registrant	S-1/A	333-207151	3.4	October 13, 2015
4.1	Specimen Common Stock Certificate	S-1/A	333-207151	4.1	October 19, 2015
4.2	Second Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders dated April 20, 2015	S-1	333-207151	4.2	September 28, 2015
4.3	Amendment No. 1 to Second Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders dated April 20, 2015	S-1	333-207151	4.3	September 28, 2015
5.1*	Opinion of Goodwin Procter LLP
10.1#	2012 Equity Incentive Plan and forms of award agreements thereunder	S-1	333-207151	10.1	September 28, 2015
10.2#	2015 Stock Option and Incentive Plan and forms of award agreements thereunder	DEF14A	001-37609	App. A	April 28, 2016
10.3#	Employment Offer Letter Agreement, by and between the Registrant and Robert S. McDowell, Ph.D., dated June 8, 2012	S-1	333-207151	10.3	September 28, 2015
10.4#	Employment Offer Letter Agreement, by and between the Registrant and T. Anastasios Gianakakos, dated September 19, 2013	S-1	333-207151	10.4	September 28, 2015
10.5#	Employment Offer Letter Agreement, by and between the Registrant and Jacob Bauer, dated July 2, 2014	S-1	333-207151	10.5	September 28, 2015
10.6#	Employment Offer Letter Agreement, by and between the Registrant and Steven Chan, dated September 20, 2014	S-1	333-207151	10.6	September 28, 2015
10.7#	Employment Offer Letter Agreement, by and between the Registrant and Joseph Lambing, Ph.D., dated February 27, 2014	S-1	333-207151	10.7	September 28, 2015
10.8	Lease Agreement, by and between the Registrant and HCP LS Redwood City, LLC, dated September 15, 2014	S-1	333-207151	10.9	September 28, 2015
10.9†	License and Collaboration Agreement, by and between the Registrant and Aventis Inc., dated August 1, 2014	S-1/A	333-207151	10.10	October 27, 2015
10.10#	Form of Indemnification Agreement, by and between the Registrant and each of its directors and officers	S-1/A	333-207151	10.11	October 13, 2015
10.11#	2015 Employee Stock Purchase Plan	S-1/A	333-207151	10.14	October 19, 2015
10.12#	Change in Control Policy	S-1/A	333-207151	10.15	October 19, 2015
10.13#	Non-Employee Director Compensation Policy	S-1/A	333-207151	10.16	October 19, 2015
10.14#	Senior Executive Cash Incentive Bonus Plan	8-K	001-37609	10.1	February 5, 2016
10.15#	Transitional Services Agreement, dated February 18, 2016, by and between MyoKardia, Inc. and Jonathan C. Fox, M.D., Ph.D.	10-Q	001-37609	10.2	May 12, 2016
21.1	List of Subsidiaries	S-1	333-207151	21.1	September 28, 2015
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm	—	—	—	Filed herewith
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Power of attorney (included on signature page)	—	—	—	Filed herewith

#	Represents management compensation plan, contract or arrangement.
*	To be filed by amendment.
†	An order for confidential treatment of certain provisions has been granted by the Securities and Exchange Commission. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.